UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a- 6(e)(2) )
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
IPG PHOTONICS CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

We invite you to attend our 2008 annual meeting of stockholders, which is being held as follows:

Date:	Tuesday, June 10, 2008
Time:	10:00 a.m., local time
Location:	IPG Photonics Corporation
50 Old Webster Road
Oxford, Massachusetts 01540

At the meeting, we will ask our stockholders to:

•	elect nine directors, each for a one-year term;

•	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2008;

•	approve the 2008 Employee Stock Purchase Plan; and

•	consider any other business properly presented at the meeting.

You may vote on these matters in person or by proxy. Whether or not you plan to attend the meeting, we ask that you promptly complete and return the enclosed proxy card in the enclosed addressed, postage-paid envelope, so that your shares will be represented and voted at the meeting in accordance with your instructions. If you attend the meeting, you may withdraw your proxy and vote your shares in person. Only stockholders of record at the close of business on April 14, 2008 may vote at the meeting.

By order of the Board of Directors,

Angelo P. Lopresti
Vice President, General Counsel
and Secretary

April 15, 2008

Your vote is important. There are three ways to vote your shares by proxy:

•	Call the toll-free number listed on your proxy card;

•	Visit the Internet site address listed on your proxy card; or

•	Complete, sign, date and return the enclosed proxy card by mail in the envelope provided.

If you choose to vote by mail, please do so promptly to ensure that your proxy arrives in sufficient time.

PROXY STATEMENT FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 2008
INFORMATION ABOUT THE MEETING
PROPOSAL 1: ELECTION OF DIRECTORS
DIRECTOR COMPENSATION
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
PROPOSAL 3: APPROVAL OF THE 2008 EMPLOYEE STOCK PURCHASE PLAN
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
INFORMATION ABOUT COMMON STOCK OWNERSHIP
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
OTHER INFORMATION

IPG Photonics Corporation
50 Old Webster Road
Oxford, Massachusetts 01540

PROXY STATEMENT FOR THE
2008 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 10, 2008

INFORMATION ABOUT THE MEETING

The Meeting

The 2008 annual meeting of stockholders of IPG Photonics Corporation will be held at 10:00 a.m., local time, on Tuesday, June 10, 2008 at the offices of IPG Photonics Corporation, 50 Old Webster Road, Oxford, Massachusetts 01540. At the meeting, stockholders of record at the close of business on April 14, 2008 who are present or represented by proxy will have the opportunity to vote on the following matters:

•	the election of nine directors, each for a one-year term;

•	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2008;

•	the approval of the 2008 Employee Stock Purchase Plan; and

•	any other business properly presented at the meeting.

This Proxy Solicitation

We have sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the meeting (including any adjournment or postponement of the meeting).

•	This proxy statement summarizes information about the proposals to be considered at the meeting and other information you may find useful in determining how to vote.

•	The proxy card is the means by which you actually authorize another person to vote your shares at the meeting in accordance with your instructions.

We will pay the cost of soliciting proxies. Our directors, officers and employees may solicit proxies in person, by telephone or by other means. We will reimburse brokers and other nominee holders of shares for expenses they incur in forwarding proxy materials to the beneficial owners of those shares. We do not currently plan to retain the services of a proxy solicitation firm to assist us in this solicitation.

We are mailing this proxy statement and the enclosed proxy card to stockholders for the first time on or about April 21, 2008. In this mailing, we are including a copy of our 2007 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2007 (excluding exhibits), as filed with the Securities and Exchange Commission, or the SEC. The 2007 Annual Report to Stockholders is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

Who May Vote

Holders of record of our common stock at the close of business on April 14, 2008 are entitled to one vote per share of common stock on each proposal properly brought before the annual meeting.

A list of stockholders entitled to vote will be available at the annual meeting. In addition, you may contact our Secretary at our corporate offices, located at 50 Webster Road, Oxford, Massachusetts 01540, to make arrangements to review a copy of the stockholder list at those offices, between the hours of 9:00 a.m. and 4:30 p.m., local time, during the ten days before the date of the annual meeting.

How to Vote

You are entitled to one vote at the meeting for each share of common stock registered in your name at the close of business on April 14, 2008, the record date for the meeting. You may vote your shares at the meeting in person or by proxy.

•	To vote in person, you must attend the meeting, and then complete and submit the ballot provided at the meeting.

•	To vote by proxy, you may:

•	call the toll-free number listed on the accompanying proxy card;

•	visit the Internet site address listed on the accompanying proxy card; or

•	complete, sign and date the accompanying proxy card and return it in the envelope provided.

The person named as proxy on the accompanying proxy card was designated by our Board and is one of our officers. All proxies that are properly received by us prior to the meeting, and not revoked, will be voted in accordance with the instructions given in the proxy. If a choice is not specified in the proxy, the shares represented by the proxy will be voted FOR election of the director nominees listed therein, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2008 and FOR the approval of the 2008 Employee Stock Purchase Plan. Management is not aware of any other matters that will be presented for consideration at our 2008 annual meeting of stockholders. If any other matter not mentioned in this proxy statement is brought before the meeting, the proxy holder named in the enclosed proxy will have discretionary authority to vote all proxies with respect thereto in accordance with his judgment.

If you vote by proxy, you may revoke your proxy at any time before it is exercised by taking one of the following actions:

•	sending written notice to our Secretary at our address set forth in the notice of meeting appearing on the cover of this proxy statement;

•	voting again by proxy on a later date; or

•	attending the meeting, notifying our Secretary that you are present, and then voting in person.

Shares Held by Brokers or Nominees

If a broker or nominee holds shares of our common stock for you in its name as record holder, then this proxy statement may have been forwarded to you with a voting instruction card, which allows you to instruct the broker or nominee how to vote your shares on the proposals described herein. To vote by proxy, you should follow the directions provided with the voting instruction card. If your shares are held by a broker and you do not provide timely voting instructions, the broker may have discretionary authority to vote your shares on matters which are considered routine. For non-routine matters, if you do not provide instructions, the broker will not vote your shares, which results in a “broker non-vote.” To vote your shares in person, you must obtain a properly executed legal proxy from the record holder of the shares which identifies you as an IPG Photonics Corporation stockholder and authorizes you to act on behalf of the record holder with respect to a specified number of shares.

Quorum Required to Transact Business

At the close of business on April 14, 2008, 44,227,241 shares of our common stock were outstanding. Our bylaws require that a majority of our common stock be represented, in person or by proxy, at the meeting in order to constitute the quorum we need to transact business at the meeting. We will count abstentions and broker non-votes in determining whether a quorum exists.

Multiple Stockholders Sharing the Same Address

If you and other residents at your mailing address own shares of the Company’s common stock through a broker or other nominee, you may have elected to receive only one copy of this proxy statement and our 2007 Annual Report to Stockholders. If you and other residents at your mailing address own shares of the Company’s common stock in your own names, you may have received only one copy of this proxy statement and our 2007 Annual Report to Stockholders unless you provided our transfer agent with contrary instructions. This practice, known as “householding,” is designed to reduce our printing and postage costs. You may promptly obtain an additional copy of this proxy statement, enclosed proxy card and our 2007 Annual Report to Stockholders by sending a written request to IPG Photonics Corporation, Attention: Secretary, 50 Old Webster Road, Oxford, Massachusetts 01540, or by calling our Secretary at (508) 373-1100. If you hold your shares through a broker or other nominee and wish to discontinue householding or to change your householding election, you may do so by calling 1-800-542-1061 or writing to Broadridge Investor Communication Services, Attn.: Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

PROPOSAL 1: ELECTION OF DIRECTORS

The first proposal on the agenda for the meeting is the election of nine persons to serve as directors, each for a one-year term that will begin at the meeting and end at our 2009 annual meeting of stockholders, or until his successor has been duly qualified and elected, or until his earlier death, resignation or removal.

Nominees for Election

The following table sets forth certain information as of March 31, 2008 regarding our incumbent directors, each of whom has been nominated by the Board of Directors for re-election at our 2008 annual meeting of stockholders.

Name	Age	Position

Valentin P. Gapontsev, Ph.D.	69	Chief Executive Officer and Chairman of the Board
Eugene Shcherbakov, Ph.D.	60	Managing Director of IPG Laser and Director
Igor Samartsev	45	Acting General Manager of NTO IRE-Polus and Director
Robert A. Blair	61	Director
Michael C. Child	53	Director
John H. Dalton	66	Director
Henry E. Gauthier	67	Director
William S. Hurley	63	Director
William F. Krupke, Ph.D.	71	Director

Valentin P. Gapontsev, Ph.D., founded IPG in 1990 and has been our Chief Executive Officer and Chairman of our Board of Directors since our inception. Prior to that time, he served as senior scientist in laser material physics and head of the laboratory at the Soviet Academy of Science’s Institute of Radio Engineering and Electronics in Moscow. He has over thirty years of academic research experience in the fields of solid state laser materials, laser spectroscopy and non-radiative energy transfer between rare earth ions and is the author of many scientific publications and several international patents. Dr. Gapontsev holds a Ph.D. in Physics from the Moscow Institute of Physics and Technology. In 2006, he was awarded the Ernst & Young®

Entrepreneur of the Year Award for Industrial Products and Services in New England. He is the father of Denis Gapontsev, our Vice President-Research and Development.

Eugene Shcherbakov, Ph.D., has served as the Managing Director of IPG Laser GmbH, our German subsidiary, since August 2000 and has been a member of our Board of Directors since September 2000. Dr. Shcherbakov served as the Technical Director of IPG Laser from 1995 to August 2000. From 1983 to 1995, Dr. Shcherbakov was a senior scientist in fiber optics and head of the optical communications laboratory at the General Physics Institute, Russian Academy of Science in Moscow. Dr. Shcherbakov graduated from the Moscow Physics and Technology Institute with an M.S. in Physics. In addition, Dr. Shcherbakov attended the Russian Academy of Science in Moscow, where he received a Ph.D. in Quantum Electronics from its Lebedev Physics Institute and a Dr.Sci. degree in Laser Physics from its General Physics Institute.

Igor Samartsev has been the acting General Manager of our Russian subsidiary, NTO IRE-Polus, since 2005. He served as the Technical Director of NTO IRE-Polus from 2000 to April 2005 and, from 1993 to 2001, he was the Deputy Director of NTO IRE-Polus. Mr. Samartsev holds an M.S. in Physics from the Moscow Institute of Physics and Technology.

Robert A. Blair has served as a member of our Board of Directors since September 2000. Since January 1999, Mr. Blair has been the President of the Blair Law Firm P.C. Mr. Blair was a senior partner at the law firm of Manatt, Phelps & Phillips from 1995 to 1999. He was the managing partner of the law firm of Anderson, Hibey, Nauheim & Blair from 1981 to 1995. He is a trustee under Winkler Trusts, previously the primary sources of equity for, and owners of, real estate ventures developed by The Mark Winkler Company. Mr. Blair is managing partner of several real estate partnerships, has been a manager/principal in cellular telephone ventures and assisted in the launch of a VoIP business. Mr. Blair holds a B.A. in Mathematics from the College of William & Mary, where he previously served on its governing Board of Visitors, and a J.D. from the University of Virginia School of Law.

Michael C. Child has served as a member of our Board of Directors since September 2000. Since July 1982, Mr. Child has been employed by TA Associates, Inc., a private equity investment firm, where he currently serves as a Managing Director. Mr. Child holds a B.S. in Electrical Engineering from the University of California at Davis and an M.B.A. from the Stanford University Graduate School of Business. He is on the Board of Directors of Eagle Test Systems, Inc.

John H. Dalton has served as a member of our Board of Directors since September 2000. Since 2005, he has been President of the Housing Policy Council of The Financial Services Roundtable. From September 2000 to December 2004, Mr. Dalton served as our President. He was appointed Secretary of the Navy by President Clinton in 1993 and served in that capacity until 1998. Mr. Dalton was nominated by President Carter to be President of the Government National Mortgage Association and to the Federal Home Loan Bank Board, where he served as Chairman. He is a member of the boards of directors of Fresh Del Monte Produce Inc. and eSpeed Inc. Mr. Dalton graduated with distinction from the United States Naval Academy and holds an M.B.A. from the Wharton School of Finance and Commerce of the University of Pennsylvania.

Henry E. Gauthier has served as a member of our Board of Directors since April 2006. Mr. Gauthier was President of Reliant Technologies, Inc., a manufacturer of medical laser systems, from February to May 2005 and has served as Chairman of the board of directors of Reliant Technologies since May 2005. Reliant Technologies is one of our customers. He also served as a consultant to Reliant Technologies until December 2006. See “Certain Relationships and Related Party Transactions.” He served as Vice Chairman of the board of directors of Coherent, Inc., a manufacturer of photonic products, from October 2002 to March 2005. He served as Chairman of the board of directors of Coherent, Inc. from February 1997 to October 2002 and was its President from 1983 to 1996. Since July 1996, Mr. Gauthier has served as a principal at Gauthier Consulting. He has been a member of the board of directors of Alara, Inc. since 1997. Mr. Gauthier attended the United States Coast Guard Academy, San Jose State University, and the Executive Institute of the Stanford University Graduate Business School.

William S. Hurley has served as a member of our Board of Directors since April 2006. Since April 2006, he has been principal of W.S. Hurley Financial Consulting LLC, which provides supplemental chief financial officer services. From 2002 to April 2006, he was a partner with Tatum LLC, a nationwide executive services and consulting firm. He was Senior Vice President and Chief Financial Officer at Applied Science & Technology, a developer, manufacturer and supporter of semiconductor capital equipment, from 1999 until 2001. He served as Vice President and Chief Financial Officer at Cybex International, Inc., a designer, manufacturer and distributor of fitness equipment, from 1996 to 1999. From 1992 to 1995, he was Vice President-Controller and Chief Accounting Officer at BBN Corporation, formerly known as Bolt, Beranek & Newman, Inc., a high technology company. Mr. Hurley holds a B.S. in Accounting from Boston College and an M.B.A. in Finance from Columbia University Graduate School of Business. Mr. Hurley is a certified public accountant.

William F. Krupke, Ph.D., has served as a member of our Board of Directors since February 2001. Since 1999, Dr. Krupke has been President of a laser technology and applications consulting firm (now WFK Lasers, LLC). From 1972 to 1999, Dr. Krupke worked at the Lawrence Livermore National Laboratory, which provides research and development services to various U.S. government departments, serving for the last twenty of such years as Deputy Associate Director of the Laser Programs Directorate. He has over forty years of experience in the fields of solid-state lasers and innovative laser materials. Dr. Krupke holds a B.S. degree in Physics from Rensselaer Polytechnic Institute and M.A. and Ph.D. degrees in Physics from the University of California at Los Angeles.

The nine persons receiving the greatest number of votes cast will be elected as directors. We will not count votes withheld or broker non-votes when we tabulate votes cast for the election of a director. Consequently, withheld votes or broker non-votes or other failures to vote will have no effect on the election of directors.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MESSRS. GAPONTSEV, SHCHERBAKOV, SAMARTSEV, BLAIR, CHILD, DALTON, GAUTHIER, HURLEY AND KRUPKE AS DIRECTORS.

Corporate Governance

Corporate Governance Guidelines.  Our Board has adopted Corporate Governance Guidelines (the “Governance Guidelines”) that outline, among other matters, the role and functions of the Board, the responsibilities of various Board committees and the mission of the Board. These Governance Guidelines are available, along with other important corporate governance materials, on our website at www.ipgphotonics.com. We will also provide an electronic or paper copy of these Governance Guidelines, free of charge, upon request made to our Secretary at the address listed on the cover of this proxy statement.

The Governance Guidelines provide, among other things, that:

•	a majority of our Board of Directors must be independent;

•	an independent director presides over executive sessions of independent directors;

•	the Board appoints all members of the Board committees;

•	the Audit, Compensation, and Nominating and Corporate Governance Committees consist solely of independent directors;

•	the independent directors meet periodically in executive sessions without the presence of the non-independent directors or members of our management;

•	directors may not serve on the boards of more than three other public companies; and

•	evaluations of the Board and committees are to be conducted annually.

The Board regularly reviews changing legal and regulatory requirements, evolving best practices and other developments. The Board may modify the Governance Guidelines and its other corporate governance policies and practices from time to time, as appropriate.

Director Nominations.  The Nominating and Corporate Governance Committee of the Board considers candidates for director nominees proposed by directors and stockholders. This Committee may retain recruiting professionals to assist in identifying and evaluating candidates for director nominees. As set forth in our Governance Guidelines, the Board seeks members from diverse professional backgrounds with a reputation for integrity who do not have professional commitments that might unreasonably interfere with the demands and duties of a board member. Candidates for director are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of the Company’s stockholders. In conducting this assessment, the Board considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company to maintain a balance of knowledge, experience and capability. Candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, and must be over 21 years of age and possess the highest personal integrity and ethics. The Committee also considers whether the nominee must be independent for Nasdaq purposes.

All members of the Board may interview the final candidates. The Nominating and Corporate Governance Committee has adopted a policy under which it will consider nominations by stockholders. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by stockholders. The Nominating and Corporate Governance Committee evaluates and interviews potential board candidates.

Director Independence.  IPG follows director independence rules under Nasdaq listing standards and SEC rules. Also, our Governance Guidelines require that a majority of our Board of Directors satisfy the independence rules of the Nasdaq Global Market and the SEC. Our Nominating and Corporate Governance Committee has determined that Messrs. Blair, Child, Dalton, Gauthier and Hurley and Dr. Krupke are “independent” as defined by Nasdaq Rule 4200(a)(15). Our Nominating and Corporate Governance Committee has determined that no such member has a relationship that would interfere with the exercise of independent judgment in carrying out his responsibilities as a director.

Executive Sessions.  Our independent directors meet privately, without management present, at least four times during the year. These private sessions are generally held in conjunction with the regular quarterly Board meetings. Other private meetings are held as often as deemed necessary by the independent directors. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee meet without management present from time to time as they deem necessary.

Presiding Independent Director.  In accordance with our Governance Guidelines, an independent director is selected at each meeting of the Board of Directors to preside over executive private meetings of the independent directors. The presiding independent director acts as a liaison between the independent directors and our Chief Executive Officer and communicates to him with respect to matters discussed at executive sessions and agenda items for the Board. The position of presiding independent director rotates at each meeting based upon date of first election to the Board.

Director Meetings.  It has been the practice of our Board to hold at least four regular meetings each year. Our Board of Directors met in person or by telephone nine times and acted by unanimous written consent once in 2007. All of our directors attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and committees on which they served in 2007 except for Mr. Samartsev, who attended 56% of Board meetings.

Policy Regarding Board Attendance.  In accordance with our Governance Guidelines, our directors are expected to prepare for, attend and actively participate in meetings of the Board of Directors and meetings of committees on which they serve. Our directors are expected to spend the time needed at each meeting and to meet as frequently as necessary to properly discharge their responsibilities. We encourage members of our Board to attend annual meetings of stockholders, but we do not have a formal policy requiring them to do so. Two of our directors attended our 2007 annual meeting of stockholders.

Stock Ownership Guidelines.  The Board adopted stock ownership guidelines in 2007 to more closely align the interests of our directors and executive officers with those of our stockholders. The guidelines provide that (i) non-employee directors should maintain an investment in our stock that is at least equal to five times their annual cash Board retainer (excluding committee retainers); (ii) the Chief Executive Officer should maintain an investment in our stock that is at least equal to five times his annual salary; and (iii) other executive officers should maintain an investment that is at least equal to two times their annual salaries. In each case, the investment levels phase in over time and the investment levels are to be achieved no later than five years following the director’s or executive’s initial election or appointment or December 12, 2011, whichever occurs later. All directors and executive officers are currently in compliance with our stock ownership guidelines.

Shareholder Communications.  Stockholders wishing to write to the Board or a specified director or a committee of the Board should send correspondence to IPG Photonics Corporation, attention Secretary, 50 Old Webster Road, Oxford, Massachusetts 01540. All written communications received in such manner from stockholders of the Company shall be forwarded to the members or committee of the Board to whom the communication is directed or, if the communication is not directed to any particular member(s) or committee of the Board, the communication shall be forwarded to all members of the Board.

Corporate Responsibility

Code of Business Conduct.  We have adopted a code of business conduct that applies to all of our directors and employees, including our Chief Executive Officer, Chief Financial Officer and other executive officers. Our code of business conduct includes provisions covering conflicts of interest, business gifts and entertainment, outside activities, compliance with laws and regulations, insider trading practices, antitrust laws, payments to government personnel, bribes or kickbacks, corporate record keeping and accounting records. The code of business conduct is posted on our website at www.ipgphotonics.com.

Procedures for Submitting Complaints Regarding Accounting and Auditing Matters.  Our Audit Committee has adopted procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our directors, officers and employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. These procedures are posted on our website at www.ipgphotonics.com.

Committees of the Board

Our Board has three separate standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee operates under a written charter adopted by the Board. Copies of the charters of all standing committees are available on our website at www.ipgphotonics.com. We will also provide electronic or paper copies of the standing committee charters free of charge, upon request made to our Secretary.

Audit Committee.  The current members of our Audit Committee are Mr. Hurley, who serves as Chairman, Mr. Child and Mr. Gauthier, each of whom is “independent” for Audit Committee purposes under the applicable rules of the Nasdaq Global Market and the SEC. The Nominating and Corporate Governance Committee has determined that Mr. Hurley qualifies as an “audit committee financial expert,” as defined under the Securities Exchange Act of 1934 and the applicable rules of the Nasdaq Global Market. The Audit Committee met in person or by telephone ten times in 2007. The Audit Committee, among other things:

•	appoints, approves the fees of, and assesses the independence of our independent registered public accounting firm;

•	reviews the Audit Committee charter annually and recommends any necessary amendments to such charter to our Board;

•	oversees the work of our independent registered public accounting firm, which includes the receipt and consideration of certain reports from the independent registered public accounting firm;

•	resolves disagreements between management and our independent registered public accounting firm;

•	pre-approves auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviews and discusses with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinates the oversight of our internal and external controls over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	establishes, reviews and updates our code of business conduct and ethics;

•	establishes procedures for the receipt of accounting-related complaints and concerns;

•	meets independently with our independent registered public accounting firm and management;

•	prepares the Audit Committee report required by SEC rules to be included in our proxy statements; and

•	performs any other activities consistent with its charter, the Company’s bylaws, and governing law, as the Board deems necessary or appropriate.

Compensation Committee.  The current members of our Compensation Committee are Mr. Blair, who serves as Chairman, Mr. Child and Mr. Gauthier, each of whom is an independent director. The Compensation Committee met in person or by telephone five times in 2007. The Compensation Committee, among other things:

•	annually reviews and approves base salary and incentive compensation for our Chief Executive Officer, other officers and key executives;

•	reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer, other officers and key executives;

•	evaluates the performance of our Chief Executive Officer in light of our corporate goals and objectives and determines the compensation of our Chief Executive Officer;

•	periodically reviews compensation practices, procedures and policies throughout the Company; and

•	reviews and recommends to the Board compensation for members of the Board.

Nominating and Corporate Governance Committee.  The current members of our Nominating and Corporate Governance Committee are Dr. Krupke, who serves as Chairman, Mr. Blair, Mr. Dalton and Mr. Hurley, each of whom is an independent director. Mr. Dalton joined the Committee in March 2008. The Nominating and Corporate Governance Committee met in person or by telephone six times in 2007. The Nominating and Corporate Governance Committee, among other things:

•	develops and recommends to the Board criteria for board membership;

•	recommends to the Board changes that the Committee believes to be desirable with regard to the appropriate size, functions and needs of the Board;

•	identifies and evaluates director candidates, including nominees recommended by our stockholders;

•	identifies individuals qualified to fill vacancies on any committee of the Board;

•	reviews procedures for stockholders to submit recommendations for director candidates;

•	recommends to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•	reviews the performance of the Committee and evaluates its charter periodically;

•	develops and recommends to the Board a set of corporate governance guidelines; and

•	reviews and approves related party transactions.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION

The following table summarizes the compensation of each of our non-employee directors for the fiscal year ended December 31, 2007:

	Fees Earned
	or Paid in	Option Awards
Name	Cash ($)	($)(1)	Total ($)

Robert A. Blair(2)	50,000	21,562	71,562
Michael H. Child(2)(3)	—	21,562	21,562
John H. Dalton(2)	30,000	21,562	51,562
Henry E. Gauthier(2)	47,590	26,419	74,009
William S. Hurley(2)	55,000	26,419	81,419
William F. Krupke(2)	40,000	18,026	58,026

(1)	Valuation based on the dollar amount of option grants recognized for financial statement reporting purposes pursuant to Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123(R)”), with respect to 2007. The assumptions that we used with respect to the valuation of option grants are set forth in Note 2 to our Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on March 13, 2008. Each director was granted options to purchase 6,667 shares on June 12, 2007 at an exercise price of $20.32 per share that vest over four years. The grant date fair value of each such option award issued in 2007 is $87,938.

(2)	As of December 31, 2007, Mr. Blair owned options to purchase 28,334 shares, 6,666 of which were vested; Mr. Child owned options to purchase 100,002 shares, of which 78,334 were vested; Mr. Dalton owned options to purchase 33,334 shares, of which 11,666 were vested; Mr. Gauthier owned options to purchase 21,667 shares, of which 5,000 were vested; Mr. Hurley owned options to purchase 26,677 shares, 10,000 of which were vested; and Dr. Krupke owned options to purchase 33,334 shares, of which 11,166 were vested.

(3)	Mr. Child waived his cash compensation for 2007 and prior years.

Director Compensation Plan

Our non-employee director compensation plan provides for both cash and equity compensation for our non-employee directors. The principal features of the non-employee director compensation plan are described below. The Board determines director compensation based upon the review and recommendation of the Compensation Committee. The Board adopted the non-employee director compensation plan described below in June 2006 after consideration of an independent director compensation survey and consideration of independent director compensation at several publicly held companies in our industry or with which the directors were familiar that were comparable in size to the Company. In 2006, management gathered director compensation information for comparable companies and developed preliminary recommendations for consideration by the Compensation Committee and the Board.

In 2007, the Compensation Committee engaged Radford Surveys + Consulting, a unit of Aon Consulting (“Radford”), an independent compensation consultant, to provide a comprehensive review on compensation for membership on the Board and its committees and to make recommendations from time to time to the Board with regard to such compensation matters. Based upon the compensation assessment practices relative to our peers and other market data provided by Radford, the Board determined not to change director compensation in 2007.

We also reimburse directors for all reasonable out-of-pocket expenses incurred for attending Board and committee meetings. Non-employee directors do not receive any additional payments or perquisites. Directors who are also our employees receive no additional compensation for their service as directors.

Our Certificate of Incorporation limits the personal liability of our directors for breaches by them of their fiduciary duties. Our Certificate of Incorporation requires us to indemnify our directors to the fullest extent permitted by the Delaware General Corporation Law. We have also entered into indemnification agreements with all of our directors and we have purchased directors’ and officers’ liability insurance.

Cash Compensation

Our non-employee directors have the right to receive the annual retainers from us set forth in the table below. Directors do not receive separate fees for attending meetings of the Board, committees or stockholders.

Amount

Board Retainer	$30,000
Audit Committee Retainers
Chair	$20,000
Non-Chair	$10,000
Compensation Committee Retainers
Chair	$15,000
Non-Chair	$7,500
Nominating and Corporate Governance Committee Retainers
Chair	$10,000
Non-Chair	$5,000

Equity Compensation

Pursuant to our non-employee director compensation plan that we adopted in 2006, non-employee directors continuing in office after each annual meeting of stockholders receive, effective following the meeting, a grant of stock options to purchase 6,667 shares of our common stock vesting in four equal annual installments. Upon initial election to the Board, each new non-employee director receives a grant of stock options to purchase 20,000 shares of our common stock vesting in four equal annual installments. The exercise price of each of these stock options was not less than the fair market value of our common stock on the date of grant. The non-employee director compensation plan provides that, with respect to options granted after the adoption of the plan, any director who retires after at least eight years of service on the Board will be entitled to full vesting of all options then held by such director. Our non-employee directors stock option plan is described under “Executive Compensation — 2000 Incentive Compensation Plan, 2006 Incentive Compensation Plan and Non-Employee Directors Stock Plan.”

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP currently serves as our independent registered public accounting firm and audited our consolidated financial statements for the year ended December 31, 2007. Our Audit Committee has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2008, and to conduct an integrated audit of our consolidated financial statements for the year ending December 31, 2008 and of our internal control over financial reporting as of December 31, 2008.

Our Audit Committee is responsible for selecting and appointing our independent registered public accounting firm, and this appointment is not required to be ratified by our stockholders. However, our Audit Committee has recommended that the Board of Directors submit this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Deloitte & Touche LLP, and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

In order to pass, this proposal must receive a majority of the votes cast. We will count abstentions but not broker non-votes when we tabulate votes cast and, as a result, an abstention with respect to this proposal will have the same effect as a vote against the proposal.

We expect that representatives of Deloitte & Touche LLP will attend the meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008.

Fees Paid to Deloitte & Touche LLP

The fees for services provided by Deloitte & Touche LLP, member firm of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), to the Company in the last two fiscal years were as follows:

	Fees
Fee Category	2007	2006

Audit fees	$974,354	$1,033,375
Tax fees	—	$20,671
Total Fees	$974,354	$1,054,046

Audit fees.  These fees comprise fees for professional services rendered in connection with the audit of the Company’s consolidated financial statements that are customary under auditing standards generally accepted in the United States. Audit fees also include fees for consents and reviews related to SEC filings and quarterly services with respect to the preparation of our unaudited quarterly financial statements. During 2006, the audit fees related to various audit services associated with the initial public offering of our common stock in December 2006 (the “IPO”) totaled $0.8 million.

Tax fees.  Fees for tax services consisted of fees for tax compliance services and tax planning and advice services.

Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute and obtain government approval for amounts to be included in tax filings and consisted of (i) federal, state and local income tax return assistance, (ii) sales and use, property and other tax return assistance and (iii) assistance with tax audits and appeals.

Tax planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result. Such services consisted of tax advice related to (i) certain internal legal restructuring actions and other intra-group restructuring actions, (ii) transfer pricing and (iii) other miscellaneous consultations.

The Audit Committee has concluded that the provision of the non-audit services listed above is consistent with maintaining the independence of Deloitte & Touche.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services and tax services as well as specifically designated non-audit services that, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm. Pre-

approval is generally provided for each fiscal year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and our management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date. In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as required.

AUDIT COMMITTEE REPORT

The primary role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information proposed to be provided to stockholders and others, the adequacy of the system of internal control over financial reporting and disclosure controls and procedures established by management and the Board, and the audit process and the independent auditors’ qualifications, independence and performance.

Management has primary responsibility for the financial statements and is responsible for establishing and maintaining the Company’s system of internal controls and for preparation of the Company’s financial statements. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an integrated audit of the Company’s consolidated financial statements and the effectiveness of internal controls over financial reporting in accordance with generally accepted auditing standards and issuing an opinion on the financial statements and the effectiveness of internal controls over financial reporting. The Audit Committee has met and held discussions with management and the Company’s independent auditors, and has also met separately with the Company’s independent auditors, without management present, to review the adequacy of the Company’s internal controls, financial reporting practices and audit process.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2007 with management and the independent auditors. As part of this review, the Audit Committee discussed with Deloitte & Touche LLP the communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees, as well as the results of their audit of the effectiveness of internal controls over financial reporting.

The Audit Committee has received from Deloitte & Touche LLP a written statement describing all relationships between that firm and the Company that might bear on the auditors’ independence, consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee has discussed the written statement with the independent auditors and has considered whether the independent auditors’ provision of any consultation and other non-audit services to the Company is compatible with maintaining the auditors’ independence.

Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC.

AUDIT COMMITTEE

William S. Hurley, Chair
Michael C. Child
Henry E. Gauthier

PROPOSAL 3: APPROVAL OF
THE 2008 EMPLOYEE STOCK PURCHASE PLAN

Stockholders are being asked to approve our new employee stock purchase plan, the 2008 Employee Stock Purchase Plan (the “Purchase Plan”). The Board has determined that it is in our and our stockholder best interests to have an employee stock purchase plan.

A total of 400,000 shares of our common stock will be made available for purchase under the Purchase Plan. In addition, the Purchase Plan provides for an annual increase in the number of shares available for purchase under the Purchase Plan on the first day of each fiscal year, equal to the greater of (i) the number of shares of common stock available under the Purchase Plan as of the last day of the immediately preceding fiscal year and (ii) the lesser of (A) 400,000 shares of common stock and (B) 0.75% of the outstanding shares of common stock on the last day of the immediately preceding fiscal year.

Vote Required

In order to pass, this proposal must receive a majority of the votes cast. We will count abstentions but not broker non-votes when we tabulate votes cast and, as a result, an abstention with respect to this proposal will have the same effect as a vote against this proposal.

Description of the 2008 Employee Stock Purchase Plan

The following is a summary of the principal features of the Purchase Plan and its operation. The summary is qualified in its entirety by reference to the Purchase Plan, a copy of which is attached as Appendix A to this proxy statement.

General.  The Purchase Plan was adopted by the Board in March 2008, subject to stockholder approval at the Annual Meeting. The purpose of the Purchase Plan is to provide employees with an opportunity to purchase shares of our common stock through accumulated payroll deductions. The Purchase Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. Prior to the adoption of the Purchase Plan, we did not have an employee stock purchase plan.

Administration.  The Board or committee of independent directors appointed by the Board (referred to as the “Administrator”) administers the Purchase Plan. All questions of interpretation or application of the Purchase Plan are determined by the Administrator and its decisions are final, conclusive and binding upon all participants.

Eligibility.  Each of our employees or the employees of our subsidiaries who is an employee and whose customary employment with us or one of our subsidiaries is at least twenty hours per week and more than five months in a calendar year is eligible to participate in the Purchase Plan, subject to the laws pursuant to which our subsidiaries operate. In addition, an employee must be employed by us or by a designated subsidiary for at least six months prior becoming eligible to participate in the Purchase Plan. However, an employee cannot be granted any rights to purchase shares under the Purchase Plan to the extent that (i) immediately after the grant, such employee would own 5% or more of the total combined voting power or value of all classes of our capital stock or the capital stock of one of the subsidiaries, or (ii) the employee’s rights to purchase stock under all of our employee stock purchase plans accrue at a rate that exceeds $25,000 worth of our stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such rights are outstanding. As of December 31, 2007, we and our subsidiaries had approximately 1,300 employees.

Offering Period.  The Purchase Plan provides for consecutive, non-overlapping six-month offering periods. Unless the Administrator determines otherwise, the offering periods generally begin on the first trading day on or after January 1 and July 1 of each year, except that the first offering period will commence and end on the trading days selected by the Administrator in accordance with Section 423 of the Internal Revenue Code. At the beginning of each offering period, each participant is deemed to have been granted an option to purchase shares of our common stock. The option is automatically exercised on the last trading day of the offering period and the amounts deducted and accumulated by the participant are used to purchase shares of our common stock.

Participation.  To participate in the Purchase Plan, an eligible employee must authorize payroll deductions pursuant to the Purchase Plan. Such payroll deductions must be in whole percentages not to exceed 10% of a participant’s compensation during the offering period. Once an employee becomes a participant in the Purchase Plan, the employee automatically will participate in each successive offering period until the employee’s employment with us and the designated subsidiaries terminates, or until the employee elects to terminate participation prior to and effective upon the next offering period.

Purchase Price.  Shares of our common stock may be purchased under the Purchase Plan at a purchase price equal to 85% of the lesser of the fair market value of the common stock on (i) the first trading day of the offering period or (ii) the last trading day of the offering period. The fair market value of our common stock on any relevant date will be the closing price per share as quoted on the Nasdaq Global Market and reported in The Wall Street Journal or such other source as the Administrator deems reliable.

Purchase of Shares.  The number of shares of our common stock that a participant may purchase at the end of an offering period will be determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during that offering period by the purchase price; provided, however, that a participant may not purchase more than a number of shares determined by dividing $12,500 by the fair market value of a share on the first trading day of the offering period. During the offering period, a participant may not discontinue his or her participation in the Purchase Plan and may not decrease or increase the rate of payroll deductions in an offering period.

All payroll deductions made for a participant are credited to the participant’s account under the Purchase Plan and are included in our general funds. Funds received by us pursuant to exercises under the Purchase Plan are also used for general corporate purposes. A participant may not make any additional payments into his or her account.

Withdrawal.  Generally, a participant may not elect to withdraw from or change his or her payroll deduction election during an offering period.

Termination of Employment.  Upon termination of a participant’s employment for any reason, including disability or death, the payroll deductions credited to the participant’s account (to the extent not used to make a purchase of our common stock) will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the Purchase Plan, and the participant’s option will automatically be terminated.

Adjustments; Change of Control.  In the event that any change to the outstanding common stock occurs (whether by reason of any recapitalization, stock dividend, stock split, exchange or combination of shares or other change in corporate structure), the Administrator will make adjustments to preserve the benefits under the Plan. These may include appropriate adjustments to:

•	the number and class of securities that may be issued or delivered under the Purchase Plan;

•	the number of securities purchasable per participant during any Purchase Plan offering; or

•	the purchase price per share.

It is intended that any adjustments will prevent any dilution or enlargement of rights under the Plan. In the event of various corporate events such as our dissolution or liquidation, or a merger, or a sale of all or substantially all of our assets, the Plan offering which would otherwise be in effect on the date of the event will accelerate and will end on the last pay day before the date of the event. On that date, all outstanding purchase rights will automatically be exercised.

Amendment and Termination of the Plan.  The Board may, in its sole discretion, terminate or amend the Plan, but the amendment and termination of the Plan may not adversely affect outstanding purchase rights without the consent of the holders of those rights. The approval of the stockholders is required to alter the aggregate number of shares that may be issued under the Plan (except for the adjustments and annual increases provided for in the Plan) or the class of employees eligible to receive offerings of shares under the Plan. If we terminate the Purchase Plan, we may end an offering period and accelerate the exercise date of all outstanding purchase rights. We will refund (without interest) any remaining payroll deductions after we terminate the Purchase Plan.

New Plan Benefits.  Participation in the Purchase Plan is voluntary and depends on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the employee stock purchase plan are not determinable. Non-employee directors are not eligible to participate in the Purchase Plan. We cannot determine the benefits that our executive officers and other employees may receive under the Purchase Plan. No purchases have been made under the Purchase Plan since its adoption by the Board.

Federal Income Tax Considerations

The following summary of the effect of U.S. federal income taxation upon the participants and us with respect to the shares purchased under the Purchase Plan does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

The Purchase Plan, and the right of participants to make purchases thereunder, are intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant generally will be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first trading day of the applicable offering period and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (ii) the excess of the fair market value of the shares on the first trading day of the applicable offering period over the purchase price. Any additional gain will be treated as long-term capital gain.

If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. We generally are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Information Regarding Equity Compensation Plans

The following table sets forth information with respect to securities authorized for issuance under our equity compensation plans as of December 31, 2007:

Number of
Securities
	Number of		Remaining Available
	Securities to be		for Future Issuance
	Issued Upon		Under Equity
	Exercise of	Weighted-Average	Compensations Plans
	Outstanding	Exercise Price of	(Excluding
	Options, Warrants	Outstanding,	Securities
	and Rights	Warrants and Rights	Reflected in Column
Plan Category	(a)	(b)	(a)) (c)

Equity Compensation Plans Approved by Security Holders	3,498,646	$4.23	2,878,913
Equity Compensation Plans Not Approved by Security Holders	33,334	$1.50	—

Total	3,531,980		2,878,913

The equity compensation plan not approved by security holders includes a non-plan grant of stock options by the Board of Directors in March 2000 to a non-employee advisor. The stock options were non-qualified stock options to purchase common stock at an exercise price of $1.50 per share. These options vested immediately and expire in March 2010.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE 2008 EMPLOYEE STOCK PURCHASE PLAN.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our executive officers as of March 31, 2008.

Name	Age	Position

Valentin P. Gapontsev, Ph.D.	69	Chief Executive Officer and Chairman of the Board
Eugene Shcherbakov, Ph.D.	60	Managing Director of IPG Laser
Timothy P.V. Mammen	38	Chief Financial Officer and Vice President
Angelo P. Lopresti	44	General Counsel, Secretary and Vice President
Alexander Ovtchinnikov, Ph.D.	47	Vice President-Components
George H. BuAbbud, Ph.D.	53	Vice President-Telecommunications Products
Denis Gapontsev, Ph.D.	35	Vice President-Research and Development
Igor Samartsev	45	Acting General Manager of NTO IRE-Polus
William S. Shiner	66	Vice President-Industrial Markets

The biographies of Dr. Valentin P. Gapontsev, Dr. Shcherbakov and Mr. Samartsev are presented on pages 3 and 4. The biographies of our other executive officers are presented below.

Timothy P.V. Mammen has served as our Chief Financial Officer since July 2000 and a Vice President since November 2000. Between May 1999 and July 2000, Mr. Mammen served as the Group Finance Director and General Manager of the United Kingdom operations for IPFD. Mr. Mammen was Finance Director and General Manager of United Partners Plc, a commodities trading firm, from 1995 to 1999 and prior to that he worked in the finance department of E.I. du Pont de Nemours and Company. Mr. Mammen holds an Upper Second B.Sc. Honours degree in International Trade and Development from the London School of Economics and Political Science and is a Chartered Accountant and a member of the Institute of Chartered Accountants of Scotland.

Angelo P. Lopresti has served as our General Counsel and Secretary and one of our Vice Presidents since February 2001. Prior to joining us, Mr. Lopresti was a partner at the law firm of Winston & Strawn from 1999 to 2001. Prior to that, he was a partner at the law firm of Hertzog, Calamari & Gleason from 1998 to 1999 and an associate there from 1991 to 1998. Mr. Lopresti holds a B.A. in Economics from Trinity College and a J.D. from the New York University School of Law.

Alexander Ovtchinnikov, Ph.D., has served as our Vice President, Components, since September 2005 and as Director of Material Sciences from October 2001 to September 2005. Prior to joining us, Dr. Ovtchinnikov was Material Science Manager of Lasertel, Inc., a maker of high-power semiconductor lasers, from 1999 to 2001. For 15 years prior to joining Lasertel, Inc., he worked on the development and commercialization of high power diode pump technology at the Ioffe Institute, Tampere University of Technology, Coherent, Inc. and Spectra-Physics Corporation. He holds an M.S. in Electrical Engineering from the Electrotechnical University of St. Petersburg, Russia, and a Ph.D. from Ioffe Institute of the Russian Academy of Sciences.

George H. BuAbbud, Ph.D., has served as our Vice President, Telecommunications Products, since July 2002. Prior to joining us, Dr. BuAbbud was Vice President and Chief Technical Officer for the Access Network Systems division of Marconi Communications, Inc., a maker of telecommunications systems, from 1999 to 2002. He holds a B.E. in Electrical Engineering from the American University of Beirut and an M.Sc. and a Ph.D. in Electrical Engineering from the University of Nebraska.

Denis Gapontsev, Ph.D., has served as our Vice President of Research and Development since August 2000. From 2000 until 2005, he was also a member of our Board of Directors. From 1994 to 1996, Dr. Gapontsev worked as a scientist at NTO IRE-Polus. He worked at IPFD from 1996 to 1998 and at IPG Laser from 1999 to 2000, where he researched fiber lasers and raman fiber lasers. Dr. Gapontsev holds a B.S. and an M.S. in Physics from the Moscow Physics and Technology Institute and a Ph.D. from the University of London. He is the son of Dr. Valentin P. Gapontsev.

William S. Shiner has served as our Vice President-Industrial Markets since March 2007 and as Director of Industrial Markets since August 2002. Prior to joining us, Mr. Shiner was Vice President of Sales and Marketing for Coherent Industrial from 1980 to 1995 and Chief Operating Officer for Convergent Prima from 1995 to 2002. He is the current President of the Laser Institute of America. Mr. Shiner holds a B.S.E.E. and an M.B.A. from Northeastern University.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Program Objectives and Philosophy

We believe that our success depends on the continued contributions of our executive officers. We refer to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers, as “Named Executive Officers.” Our executive compensation programs are designed with the philosophy of attracting, motivating and retaining experienced and qualified executive officers and recognizing individual merit and overall business results.

In General

The objectives of our compensation programs are to:

•	attract and retain talented and experienced executives;

•	motivate and reward executives whose knowledge, skills and performance are critical to achieving strategic business objectives;

•	align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value;

•	incent future performance through both short-term and long-term financial incentives to build a sustainable company and foster the creation of stockholder value; and

•	foster a shared commitment among executives through establishment of uniform company goals.

In order to be effective, we believe our executive compensation program should meet the needs of the Company, our employees and our stockholders. Our policies are also intended to support the attainment of our strategic objectives by tying the interests of our executive officers with those of our stockholders through financial and operational performance goals and equity-based compensation.

How We Determine and Assess Executive Compensation

Role of the Compensation Committee.  The Compensation Committee of our Board determines, approves and administers the compensation of our executive officers, including our Named Executive Officers. Our Compensation Committee is also responsible for making recommendations to the Board with respect to the adoption of stock and benefit plans. The Compensation Committee may delegate authority whenever it deems appropriate, but it did not do so in 2007.

Our Compensation Committee’s policy is to set senior executive pay in accordance with the objectives of the Company’s compensation programs as described above. In our view, the Company’s executive compensation program provides an overall level of compensation opportunity that is competitive with other companies in the laser source and photonics industry, as well as with a broader group of companies of comparable size and complexity that have similar growth rates and international scope. Actual compensation levels may be greater or less than average competitive levels provided by similar companies based upon annual and long-term Company performance, as well as individual performance, contributions, skills, experience and responsibilities.

Prior to December 2005, the non-employee directors on our Board determined and approved the compensation of our executive officers and negotiated employment agreements to retain key management and provide stability during our critical periods of growth. In December 2005, the Compensation Committee assumed the responsibilities of determining and approving executive officer compensation in addition to the other matters set forth in the Compensation Committee charter. We completed our IPO in December 2006. The Compensation Committee is now comprised of three independent directors: Robert A. Blair, Chair, Michael C. Child and Henry E. Gauthier. Two of the Committee members have experience serving on compensation committees of publicly traded companies and one member was the president and chief executive officer of a publicly traded photonics company.

Role of Executive Officers in Compensation Decisions.  The Compensation Committee regularly meets with Dr. Valentin Gapontsev, our Chief Executive Officer, to obtain recommendations with respect to the compensation programs, practices and packages for our Named Executive Officers. Additionally, Mr. Mammen, our Chief Financial Officer, and Mr. Lopresti, our General Counsel, are regularly invited to meetings of the Compensation Committee or otherwise asked to assist the Committee. Such assistance includes providing financial information and analysis for the Compensation Committee and its compensation consultants, taking minutes of the meeting or providing legal advice, developing compensation proposals for consideration, and providing insights regarding our employees (executive and otherwise). The Named Executive Officers will attend portions of Compensation Committee meetings when requested, but leave the meetings as appropriate when matters that will potentially affect them personally are discussed. From time to time, outside legal counsel and the compensation consultant attend Compensation Committee meetings. The Compensation Committee makes decisions regarding Dr. Valentin Gapontsev’s compensation without him present.

Role of Compensation Consultant.  In 2007, the Compensation Committee engaged Radford, an independent compensation consultant, to conduct a comprehensive review and analysis of our executive compensation program and to make recommendations. The compensation consultant provides the Compensation Committee with an independent evaluation of an executive compensation, and is available as needed by the Committee to provide advice and counsel. Prior to our IPO in December 2006, the Company did not employ the services of a compensation consultant.

This review and analysis was requested by the Compensation Committee. Radford serves at the discretion of the Compensation Committee and does no other work for the Company other than that authorized by the Compensation Committee. The Compensation Committee believes that it is critical for the compensation consultant to confer with management for perspective on the impact of compensation recommendations.

Pay Positioning Strategy and Benchmarking of Compensation

We strive to position the midpoint of the Company’s target compensation ranges near the 50th percentile of our peers, resulting in targeted total compensation that is competitive within our labor market for performance that meets the objectives established by the Compensation Committee. An individual’s actual salary, non-equity incentive compensation opportunity and equity compensation may fall below or above the target position based on the individual’s experience, seniority, skills, knowledge, performance and contributions. These factors are weighed individually by the Compensation Committee in its judgment, and no single factor takes precedence over others nor is any formula used in making these decisions. The Chief Executive Officer’s review of the performance of his direct reports is carefully considered by the Compensation Committee in making individual pay decisions. Actual pay will be higher or lower than the targeted amounts for each individual based primarily on Company performance.

In analyzing our executive compensation program relative to this target market positioning, the Compensation Committee utilizes a comparative analysis of the compensation of our executive officers measured against a group of peer companies selected with the assistance of Radford and management. For 2007, the peer companies included industry peer companies and high-technology companies that recently became publicly traded (“high-tech companies”). The industry peers were Avanex Corporation, Cognex Corporation, GSI Group Inc., Newport Corporation, Optium Corporation, Palomar Medical Technologies, Inc., and Rofin-Sinar Technologies Inc. The high-technology companies were Acme Packet, Inc, Eagle Test Systems, Inc., First Solar, Inc., Globalstar, Inc., Hittite Microwave Corporation, Nextest Systems Corporation, NTELOS Holdings Corp., Synchronoss Technologies, Inc., Thermage, Inc. and Volcano Corporation.

The Compensation Committee reviews the peer group annually to ensure that the comparisons are meaningful. Several factors were considered in selecting the peer group in 2007, the most important of which were:

•	Industry (primarily laser, semiconductor, optical components and related device companies); and

•	Revenue and employee levels (primarily companies with between $50 million and $420 million in annual revenues, and between 150 and 1,400 employees).

The Compensation Committee believes that companies that meet these criteria are our most likely competitors for executive talent in our labor markets. Radford also used the Radford Executive Compensation Survey to provide benchmark data used in the compensation analysis.

For 2008, Radford recommended that the Compensation Committee approve modifications to the group of peer companies for conducting compensation analyses based on the factors set forth above to better reflect the Company’s current size, industry, strategy and business. In accordance with this recommendation, the Committee removed all of the high-tech companies and Optium Corporation from the peer group, and added Coherent, Inc., Excel Technology, Inc., EXFO Electro-Optical Engineering Inc., FEI Company, FormFactor, Inc., II-IV Incorporated, Measurement Specialties, Inc., Opnext, Inc., SiRF Technology Holdings, Inc. and Veeco Instruments Inc. to the peer group for 2008.

Components of Compensation

The principal components of our executive officer compensation during 2007 included:

•	Base salary;

•	Annual cash incentives;

•	Long-term equity-based incentive awards;

•	Severance benefits;

•	Retirement savings benefits provided under a 401(k) plan; and

•	Executive perquisites and benefit programs generally available to other employees.

These components were selected because the Compensation Committee believes that a combination of salary, incentive pay, benefits and perquisites is necessary to help us attract and retain the executive talent on which our success depends. The annual cash incentives are designed to allow the Compensation Committee to reward performance over a fiscal year and to provide an incentive for executives to appropriately balance their focus on short-term and long-term strategic goals. The fixed components, including salary, benefits and perquisites, are structured to provide a minimum level of security for our executives relative to their day-to-day spending needs and long-term needs for income. The Compensation Committee believes that, when taken together, these components are effective in achieving the objectives of our compensation program and philosophy and are reasonable relative to our strategy of managing total compensation near the 50th percentile of market practices.

The Compensation Committee annually reviews the entire compensation program with the assistance of its compensation consultant. However, the Compensation Committee may at any time review one or more components as necessary or appropriate to ensure such components remain competitive and appropriately designed to reward performance. In setting compensation levels for a particular Named Executive Officer, the Committee considers both individual (as described above) and corporate factors.

Base Salary.  We provide base salary to our Named Executive Officers and other employees to compensate them for services rendered on a day-to-day basis during the fiscal year. Unlike annual cash incentives and long-term equity incentives, base salary is not subject to our performance risk. Prior to our IPO, base salaries for our executives were established based on the scope of their responsibilities and their prior relevant background, training, experience and compensation levels at their prior employment, taking into account market compensation levels and the overall market demand for such executives at the time of hire. Starting in 2007, the Compensation Committee reviewed information provided by its compensation consultant, including information from the Radford Executive Compensation Survey and peer companies’ proxy filings with respect to similarly situated individuals at the peer companies, to assist it in evaluating base salary for each Named Executive Officer. In addition, the Compensation Committee considers each individual’s experience, skills, knowledge and responsibilities. In reviewing the base salary of each Named Executive Officer other than the Chief Executive Officer, the Compensation Committee also considers such individual’s performance review provided by the Chief Executive Officer. With respect to the Chief Executive Officer, the Compensation Committee additionally considers the performance of the Company as a whole.

Based upon the information provided by its compensation consultant, the Compensation Committee determined not to change the base salaries of the Named Executive Officers in 2007 from the levels set by the Compensation Committee in 2006. Salaries for our Named Executive Officers were aligned with the 50th market percentile range from the survey of our peers and Radford Executive Compensation Survey data, except for our Chief Financial Officer and General Counsel whose salaries were approximately 20% and 30%, respectively, above the 50th percentile.

Annual Cash Incentives under our Non-Equity Incentive Plan.  To focus each executive officer on the importance of the performance of IPG, a significant portion of the individual’s potential short-term compensation is in the form of annual cash incentive pay that is tied to achievement of goals established by the Compensation Committee.

Annual cash incentives are granted under our Senior Executive Short-Term Incentive Plan (“STIP”) that was adopted in 2005. The STIP is administered by the Compensation Committee, which has discretion to determine the type of award, whether cash or non-cash, granted pursuant to the terms of the STIP. Historically, the emphasis of the STIP has been on company-wide performance goals in order to foster a shared commitment among executives. Generally, award levels for executives are the same as a percentage of salary, except for the Chief Executive Officer who generally receives awards at a greater percentage of salary than the other officers for achievement of the same performance goals. The Compensation Committee determines who is eligible to receive awards under the STIP, establishes performance goals and objectives for those eligible employees, establishes target awards for each participant for the relevant performance period, and determines what percentage of the target award should be allocated to the achievement of each of the chosen performance targets.

In 2007, the Compensation Committee identified two financial performance measures, net sales and earnings before taxes (excluding equity-based compensation expenses and litigation expenses in excess of budgeted amounts), each as determined under the STIP, and assigned a 50% weighting factor to each performance measure. The Compensation Committee chose to focus on revenue growth and pretax profits so that our executive management would be incentivized to deliver the types of growth which benefit our stockholders, namely increasing sales and profitability.

Upon the achievement of the objectives for each performance measure determined by the Compensation Committee, the Chief Executive Officer could receive a cash incentive payment ranging from 16% (upon achievement of the minimum level of performance) to 98% (upon achievement of the maximum level of performance) of base salary, and other participants in the STIP could receive a cash incentive payment ranging from 11% (upon achievement of the minimum level of performance) to 65% (upon achievement of the maximum level of performance) of base salary. The financial objectives were the same for all executive officers. The range of possible payout amounts under the STIP for each Named Executive Officer for 2007 is disclosed in the 2007 Grants of Plan-Based Awards table below. Consistent with our pay-for-performance philosophy, no payments for the financial measures would be made if the minimum objectives established by the Compensation Committee in 2007 were not met. While objectives were intended to be achievable by the Company, a maximum bonus would require very high levels of Company performance. The Compensation Committee believes that the goals are reasonably difficult to achieve, as demonstrated by the fact that the Company has not achieved all of the maximum targets in any year since the STIP was adopted in 2005.

The Compensation Committee strove to set aggressive performance objectives, including minimum and maximum targets for net sales from $180 million to $216 million, representing annual growth levels of 26% to 51% from the prior year. The minimum and maximum earnings before taxes targets were set from $48 million to $77 million, representing growth levels of 71% to 174% from the prior year level. After reviewing the Company’s financial performance for 2007, the Compensation Committee awarded the Chief Executive Officer a cash incentive payment equal to approximately 45% of base salary and the other Named Executive Officers a cash incentive payment equal to approximately 30% of base salary. These amounts are set forth in the “Non-Equity Incentive Plan Compensation” column of the 2007 and 2006 Summary Compensation Table below.

The Compensation Committee may make adjustments to our overall corporate performance goals and the ways that our actual performance results are calculated that may cause differences between the numbers used for our performance goals and the numbers reported in our financial statements. These adjustments may exclude all or a portion of both the positive or negative effect of external events that are outside the control of our executives, such as natural disasters, litigation or changes in accounting or taxation standards. These adjustments also may exclude all or a portion of both the positive or negative effect of unusual or significant strategic events that are within the control of our executives but that are undertaken with an expectation of improving our long-term financial performance, such as restructurings, acquisitions or divestitures. In 2007, there were no specific individual performance objectives for incentive awards under the STIP. The Compensation Committee may exercise its discretion and take into account individual performance in determining awards in the future. Target total cash compensation levels for all executives was aligned with the 50th market percentile, with the exception of the General Counsel, whose target cash compensation was at the 75th market percentile.

Long-term Equity Incentives.  The goal of our equity-based award program is to provide employees and executives with the perspective of an owner who has a financial stake in the success of IPG, thus further increasing alignment with stockholder interest. Long-term incentive awards provide employees with the incentive to stay with us for longer periods of time, which, in turn, provides us with greater stability, and directly links compensation to the long-term performance of the Company. In addition, these awards are less costly to us in the short term than cash compensation. We review long-term equity incentives for our Named Executive Officers and other executives annually.

For our Named Executive Officers, our stock option program is based on grants that were individually negotiated in connection with their hiring by the Company and subsequent periodic grants. We have traditionally used stock options as equity compensation because stock options provide a relatively straightforward incentive for our executives, result in less immediate dilution of existing stockholders’ interests and, prior to our adoption of SFAS 123(R), resulted in less compensation expense for us relative to other types of equity awards. Generally, our stock options vest in four equal installments on anniversaries of the dates of grant. Historically, our Chief Executive Officer has not received annual grants of stock options because, as the Company’s largest stockholder, he has the perspective of an owner with a significant financial stake in IPG’s success.

In light of a 2006 grant of stock options designed to provide long-term incentives for executives to remain with us following our IPO in December 2006 and the compensation consultant’s determination that equity compensation levels were at the 75th market percentile, the Compensation Committee did not approve the grant of any stock options to executives in 2007. Beginning in 2008, the Compensation Committee will consider an annual equity compensation program based upon 50th market percentile levels. Employees, including the Named Executive Officers, will also be eligible to participate in our 2008 Employee Stock Purchase Plan, if such plan is approved by our stockholders at the 2008 annual meeting of stockholders.

Stock Option Grant Process.  In 2007, the Compensation Committee adopted a stock option grant policy as follows:

•	only the Compensation Committee has the authority to approve equity grants;

•	grants made by the Compensation Committee occur only after discussion at a meeting of the Compensation Committee;

•	equity award grants ordinarily are made by the Compensation Committee only during an open trading window period under our insider trading policy;

•	the grant date ordinarily is within five business days following the first day of the open trading window period, or such other date as the Compensation Committee determines; and

•	the exercise price (if applicable) for all equity awards is the closing price on the date of grant and stock options are granted with an exercise price of no less than fair market value on the date of grant.

In general, we issue nonqualified stock options to employees and executives, although we have issued incentive stock options and restricted stock in the past. Options typically have a life of ten years and vest over a four-year period, with the options vesting commencing on the first anniversary of the date of grant.

Severance Benefits.  The employment agreements with our Named Executive Officers have severance provisions, the terms of which are described below in the section entitled “Executive Compensation — Potential Payments Upon Termination or Change in Control.” We believe these severance benefits are an essential element of our executive compensation package, are consistent with market practices and assist us in recruiting and retaining talented individuals.

Retirement Savings Plans.  Executive officers in the United States are eligible to participate in our 401(k) retirement plan on the same terms as all other U.S. employees. Our 401(k) retirement plan is a tax-qualified plan and thereby subject to certain Internal Revenue Code limitations on the dollar amounts of deferrals and Company contributions that can be made to plan accounts. These limitations apply to our more highly-compensated employees (including the Named Executive Officers). We made matching contributions at a rate of 50% of eligible contributions under the 401(k) retirement plan to our employees, including Named Executive Officers, that participate in the plan as set forth in the 2007 Summary Compensation Table. Our executives outside of the United States participate in government-sponsored retirement programs. We do not maintain a supplementary executive retirement plan or a non-qualified deferred compensation plan for executives or for our directors.

Other Compensation.  All of our executives are eligible to participate in our employee benefit plans, including medical, dental, vacation and life insurance. These plans are available to all salaried employees and do not discriminate in favor of executive officers. Benefits are intended to be competitive with the overall market in order to facilitate attraction and retention of high-quality employees. Subject to local customs and the international nature of our business and management, it is generally our policy not to extend significant perquisites to our executives that are not generally available to our employees. Dr. Gapontsev uses Company-owned housing located on the site of our Burbach, Germany facilities and is provided with an automobile leased by the Company for Company business when he visits our German operations. Because of the Company’s multiple locations and the Chief Executive Officer’s travel demands, the Company believes that the use of Company-owned housing and a leased automobile are cost-effective and necessary to enable the Chief Executive Officer to perform his duties while he is in Germany on Company business. The Company also provides Dr. Shcherbakov with an automobile, as it does to other high-ranking employees in Germany.

Other Factors Affecting Compensation

Tax Deductibility Under Section 162(m).  Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility for federal income tax purposes of certain compensation paid in any year by a publicly held corporation to its chief executive officer and its three other most highly compensated officers other than its chief financial officer to $1 million per executive (the “$1 million cap”). The $1 million cap does not apply to “performance-based” compensation as defined under Section 162(m) or to compensation

“paid pursuant to certain plans that existed prior to a corporation becoming publicly held”. Historically, none of our executive officers has received annual compensation in an amount that would be subject to limitation under Section 162(m). Once the transition rules are no longer available, it is intended that stock option awards made under the Company’s 2006 Incentive Compensation Plan will qualify as “performance-based” compensation for purposes of Section 162(m). We believe we can continue to preserve related federal income tax deductions, although individual exceptions may arise. The Compensation Committee’s policy with respect to Section 162(m) is to make a reasonable effort to cause compensation to be deductible by the Company while simultaneously providing our executive officers with appropriate rewards for their performance.

Accounting Considerations.  The Company considers the accounting implications of all aspects of its executive compensation program. With the adoption of SFAS 123(R), we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on our selection of forms of equity compensation. In addition, accounting treatment is just one of many factors impacting plan design and pay determinations. Our executive compensation program is designed to achieve the most favorable accounting and tax treatment possible as long as doing so does not conflict with intended plan design or program objectives.

Stock Ownership Guidelines

The Board adopted stock ownership guidelines in 2007 to more closely align the interests of our executive officers with those of our stockholders. The guidelines require that the Chief Executive Officer should maintain an investment in our stock that is at least equal to five times his annual salary, and other executive officers should maintain an investment that is at least equal to two times their annual salaries. The ownership levels are phased in over time and the ownership levels are to be achieved no later than five years following the executive’s initial appointment or December 12, 2011, whichever occurs later. All executive officers are currently in compliance with the stock ownership guidelines.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the Company’s 2008 annual meeting of stockholders.

COMPENSATION COMMITTEE

Robert A. Blair, Chair
Michael C. Child
Henry E. Gauthier

EXECUTIVE COMPENSATION

2007 and 2006 Summary Compensation Table

The following table sets forth information regarding compensation earned in 2007 and 2006 by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executives:

					Non-Equity
					Incentive Plan	All Other
Name and Principal		Salary	Bonus	Option Award	Compensation	Compensation	Total
Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)

Valentin P. Gapontsev, Ph.D.,	2007	360,000	—	—	164,524	60,743	585,267
Chief Executive Officer	2006	359,281	—	—	266,400	54,084	679,765
and Chairman of the Board(4)
Timothy P.V. Mammen,	2007	270,000	—	39,451	82,086	7,156	398,693
Chief Financial Officer	2006	257,346	—	28,302	155,250	7,009	447,907
and Vice President
Eugene Shcherbakov, Ph.D.,	2007	322,062	—	38,019	95,549	24,960	480,590
Managing Director of IPG	2006	291,432	—	26,876	161,027	21,328	500,663
Laser and Director(4)
Angelo P. Lopresti,	2007	270,000	—	39,451	82,086	6,533	398,070
General Counsel, Secretary	2006	268,563	—	28,302	155,250	7,017	459,132
and Vice President
George H. BuAbbud, Ph.D.,	2007	240,000	—	38,435	72,965	7,607	359,007
Vice President —	2006	255,222	—	27,291	138,000	7,003	427,516
Telecommunications

(1)	Valuation based on the dollar amount of option grants recognized for financial statement reporting purposes pursuant to SFAS 123(R). The assumptions that we used with respect to the valuation of option grants are set forth in note 2 to our Consolidated Financial Statements in our Annual Report on Form 10-K filed with the SEC on March 13, 2008.

(2)	Represents amounts earned under our Senior Executive Short-Term Incentive Plan for services rendered in 2007 and 2006, respectively.

(3)	The amount in 2007 for Dr. Gapontsev consists of (i) $403 in premiums paid for group term life insurance, (ii) $7,739 in health care premiums paid in excess of group health coverage in the United States, (iii) $3,890 in health care premiums paid in Germany and (iv) $13,034 in actual costs that we incurred to provide Dr. Gapontsev with housing in Germany and $35,676 in actual costs that we incurred to lease a car for Dr. Gapontsev in Germany, both for his use during his periodic visits to our factory there. Amounts in 2007 for Messrs. Mammen and Lopresti and Dr. BuAbbud include matching contributions to retirement accounts under our 401(k) plan and our payment of group term life insurance premiums. The amount in 2007 for Dr. Shcherbakov includes the expense of an automobile provided by us.

(4)	Portions of the amounts paid to Dr. Gapontsev and Dr. Shcherbakov were denominated in Euros and Rubles. These were translated into U.S. Dollars at the respective average daily exchange rates for 2007 and 2006, respectively.

Employment Agreements

On March 1, 2006, we entered into employment agreements with Drs. Valentin P. Gapontsev, Shcherbakov and BuAbbud, and Messrs. Mammen and Lopresti. Each of these agreements has a two-year term, except for Dr. Gapontsev, whose agreement has a three-year term. The employment agreements automatically renew upon the completion of their initial terms for successive one-year period unless either we or the executive officer gives 180 days’ prior written notice of intent not to extend the agreement. The employment agreements set the annual base salaries for the Named Executive Officers at $360,000, €235,200, $270,000, $270,000 and $240,000, respectively. The agreements entitle these executive officers to participate in bonus plans, standard insurance plans such as life, accidental death and dismemberment, short-term disability and long-term disability insurance and retirement benefits, such as the 401(k) plan and stock option plans described above, on similar terms and on a similar basis as such benefits are available to executives at similar levels within the organization. The agreements for Drs. Gapontsev, Shcherbakov and BuAbbud require each of them to refrain from competing with us for a period of one year following the termination of their employment with us for any reason and from hiring our employees or soliciting our customers for a period ending eighteen months following the termination of their employment with us for any reason. The severance provisions of the agreements are described below under “Potential Payments Upon Termination or Change in Control”.

2007 Grants of Plan-Based Awards

The following table sets forth information regarding plan-based awards to our Named Executive Officers in 2007, including potential award amounts available under our STIP for 2007, the actual amounts of which were determined and reported in the 2007 and 2006 Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation”:

					All Other		Grant Date
					Stock Awards:	Exercise or	Fair Value of
		Estimated Possible Payouts Under			Number of	Base Price	Stock and
		Non-Equity Incentive Plan Awards			Shares of	of Option	Option
	Grant	($)(1)			Stock or	Awards	Awards
Name	Date	Threshold	Target	Maximum	Units	($ / Sh)	($)

Valentin P. Gapontsev	3/14/2007	57,600	234,000	352,800	—	—	—
Timothy P.V. Mammen	3/14/2007	29,700	116,100	175,500	—	—	—
Eugene Shcherbakov	3/14/2007	30,800	120,400	182,000	—	—	—
Angelo P. Lopresti	3/14/2007	29,700	116,100	175,500	—	—	—
George H. BuAbbud	3/14/2007	26,400	103,200	156,000	—	—	—

(1)	Amounts shown represent amounts that were available under the STIP for 2007. Performance measures and goals used in determining STIP payments are discussed in “Compensation Discussion and Analysis” above.

Outstanding Equity Awards as of December 31, 2007

The following table provides information regarding unexercised stock options held by each of our Named Executive Officers as of December 31, 2007:

		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised			Option	Option
		Options (#)	Options (#)			Exercise	Expiration
Name	Grant Date	Exercisable	Unexercisable			Price ($)(1)	Date

Valentin P. Gapontsev	—	—	—	—			—
Timothy P.V. Mammen	5/1/1999	1	—	—		$1.50	5/1/2009
	6/14/2002	33,334	—	—		$1.50	6/14/2012
	9/20/2002	25,000	—	—		$1.50	9/20/2012
	3/18/2003	16,878	—	—		$1.50	3/18/2013
	6/10/2003	2,308	—	—		$1.50	6/10/2013
	3/3/2004	16,667	—	—		$1.50	3/3/2014
	3/3/2004	16,667	—	—		$1.50	3/3/2014
	9/22/2005	6,667	6,667		(2)	$1.88	9/22/2015
	4/18/2006	13,333	53,334		(3)	$5.37	4/18/2016
Eugene Shcherbakov	4/18/2006	13,333	53,334		(3)	$5.37	4/18/2016
Angelo P. Lopresti	9/20/2002	12,500	—	—		$1.50	9/20/2012
	3/18/2003	16,827	—	—		$1.50	3/18/2013
	6/10/2003	2,885	—	—		$1.50	6/10/2013
	3/3/2004	16,667	—	—		$1.50	3/3/2014
	3/3/2004	16,667	—	—		$1.50	3/3/2014
	9/22/2005	6,667	6,667		(2)	$1.88	9/22/2015
	4/18/2006	13,333	53,334		(3)	$5.37	4/18/2016
George H. BuAbbud	6/14/2002	180,000	—	—		$1.50	6/14/2012
	9/22/2005	6,667	6,667		(2)	$1.88	9/22/2015
	4/18/2006	13,333	53,334		(3)	$5.37	4/18/2016

(1)	Represents the fair market value of a share of our common stock on the grant date of the option.

(2)	Assuming the continued service of the Named Executive Officer, each option vests and becomes exercisable in four equal annual installments on each of the first four anniversaries of the grant date.

(3)	Assuming the continued service of the Named Executive Officer, each option vests and becomes exercisable in five equal annual installments on each of the first five anniversaries of the grant date.

2000 Incentive Compensation Plan, 2006 Incentive Compensation Plan and Non-Employee Directors Stock Plan

In April 2000, our Board of Directors adopted our 2000 Incentive Compensation Plan, or 2000 plan, and in February 2006, our Board of Directors adopted our 2006 Incentive Compensation Plan, or 2006 plan. The 2000 plan and the 2006 plan have been approved by our stockholders. We reserved 5,833,333 shares under the 2000 plan and 4,000,000 shares under the 2006 plan for the issuance of awards under the plans. Other than the number of shares reserved, the plans are substantially identical. Each plan will terminate ten years after its adoption, unless terminated earlier by our Board of Directors.

The 2000 plan and the 2006 plan are administered by the Compensation Committee of our Board of Directors. The Compensation Committee approves awards under the plans, including the exercise price and other terms of each award, subject to the provisions of the plans and has general authority to administer the plans, including to accelerate the vesting of awards and grant awards in replacement of previously granted awards.

Each plan authorizes the grant of options to purchase common stock intended to qualify as incentive stock options, as defined in Section 422 of the Internal Revenue Code, and nonstatutory stock options. The plans also provide for awards of restricted stock, stock units, performance shares, performance units, stock appreciation rights and cash awards. The 2000 plan also provides for awards of unrestricted stock.

Our officers, directors, employees, consultants and advisors are eligible to receive awards under the plans. No participant may receive awards for over 1,333,333 shares of common stock in any calendar year under the 2000 plan, or over 1,666,667 shares of common stock in any calendar year under the 2006 plan.

In June 2006, our Board of Directors adopted our Non-Employee Directors Stock Plan (the non-employee director plan) and in October 2006 the non-employee director plan was approved by our stockholders. Only our non-employee directors are eligible to receive awards under the non-employee director plan. We reserved 166,666 shares for issuance under the non-employee director plan. The maximum number of shares that may be issued or transferred under the plan equals 0.75% of the number of outstanding shares of our Company (on a fully diluted basis) at the end of the plan year preceding the then-current plan year, or on January 1, 2006, whichever is greater, up to a maximum of 166,666 shares. The non-employee director plan will terminate ten years after its adoption, unless terminated earlier by our Board of Directors.

The non-employee director plan is administered by our Compensation Committee. The Compensation Committee approves awards under the plan, including the exercise price and other terms of each award, subject to the provisions of the plan and has general authority to administer the plan, including to grant awards in replacement of other awards. The exercise price must be at least equal to the fair market value of our common stock on the date of grant.

The non-employee director plan authorizes the grant of options to purchase common stock that are not intended to qualify as incentive stock options, as defined in Section 422 of the Code. The plan also provides for awards of stock appreciation rights, stock units, stock awards and cash awards.

Each of the 2000 plan and the 2006 plan provides that, upon a change in control of our company, the Compensation Committee may, in its sole discretion:

•	accelerate the time for exercise or payout of all outstanding awards;

•	cancel the award after notice to the holder of an outstanding award as long as the holder receives a payment equal to the difference between the fair market value of the award on the date of the change in control and the exercise price per share, if any, of such award; or

•	provide that all outstanding awards will be either assumed by the entity that acquires control or substituted for similar awards by such entity.

In addition, in the event that the 2000 plan or 2006 plan is terminated due to a merger or acquisition of our company, the Compensation Committee has the right, but not the obligation, to direct the repurchase of outstanding stock options at a price equal to the fair market value of the shares subject to the repurchased options less the exercise price per share.

The non-employee director plan provides that awards become fully vested and exercisable upon a change in control. For these purposes, a “change in control” means the occurrence of any of the following:

•	any person becomes a beneficial owner of our securities representing at least 50% of the combined voting power of our then-outstanding securities;

•	persons who, at the beginning of any period of two consecutive years, were members of the Board of Directors cease to constitute a majority of the Board of Directors unless the election or nomination for election by the stockholders of each new director during that two-year period is approved by at least two-thirds of the incumbent directors then still in office;

•	the occurrence of a merger, sale of all or substantially all of our assets, cash tender or exchange offer, contested election or other business combination under circumstances in which our stockholders immediately prior to such merger or other such transaction do not, after such transaction, own shares representing at least a majority of our voting power or the surviving or resulting corporation, as the case may be; or

•	our stockholders approve a complete liquidation.

2007 Option Exercises and Stock Vested

The following table provides information regarding stock option exercises by our Named Executive Officers in 2007:

Option Awards
	Number of Shares Acquired	Value Realized on
Name	on Exercise (#)	Exercise ($)(1)

Valentin P. Gapontsev	—	$—
Timothy P.V. Mammen	81,097	$1,466,501
Eugene Shcherbakov	—	$—
Angelo P. Lopresti	118,039	$2,108,041
George H. BuAbbud	—	$—

(1)	The value realized is based upon the difference between the sale price (with respect to non-qualified stock options) or the reported closing sale price on the date of sale (with respect to incentive stock options) and the exercise price.

Pension Benefits

None of our Named Executive Officers participate in or have account balances in qualified or nonqualified defined benefit pension plans sponsored by us. The Compensation Committee may elect to adopt qualified or nonqualified defined benefit pension plans in the future if the Compensation Committee determines that doing so is in our best interests.

Nonqualified Deferred Compensation

None of our Named Executive Officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. The Compensation Committee may elect to provide our officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if the Compensation Committee determines that doing so is in our best interests.

Potential Payments Upon Termination or Change in Control

Pursuant to the employment agreements, each Named Executive Officer, except Dr. Gapontsev, would continue to receive 100% of his base salary for a period of twelve months from the date of termination if the Company terminates his employment without cause or if the officer terminates employment for good reason. In the event that Dr. Gapontsev terminates his employment for good reason, he would receive 100% salary continuation for the longer of one year or the remaining term of his agreement, but in no event longer than two years. The definition of “good reason” for each Named Executive Officer includes the failure of the executive to maintain his specific executive position, a material reduction in the executive’s authorities and responsibilities, a relocation of the offices of the executive of more than 35 miles or a material breach by us of the executive’s employment agreement. Under the employment agreements, we are not obligated to make any cash payments to these executives if their employment is terminated by us for cause or by the executive not for good reason. A change in control does not affect the amount of any cash severance payments.

The stock options awarded to the Named Executive Officers do not provide for automatic accelerated vesting if the Company terminates employment without cause, if the employee terminates employment for good reason or upon a change in control. Each of the 2000 Incentive Compensation Plan and the 2006 Incentive Compensation Plan provides that, upon a change in control of the Company, the Compensation Committee, in its sole discretion, may (i) accelerate the time for exercise or payout of all outstanding awards, (ii) pay the holder equal to the difference between the fair market value of the award on the date of the change in control and the exercise price per share, if any, of such award or (iii) provide that all outstanding awards will either be assumed by the entity that acquires control or substituted for similar awards by such entity. See

“2000 Incentive Compensation Plan, 2006 Incentive Compensation Plan and Non-Employee Directors Stock Plan” above.

The following table provides information regarding benefits to our Named Executive Officers as of December 31, 2007 upon a termination of employment or change in control:

		Termination
		Without Cause or	Change in
		for Good Reason	Control
Name	Benefit	($)	($)(1)

Valentin P. Gapontsev	Salary	720,000	—
	Option acceleration	—	—
Eugene Shcherbakov	Salary	280,000	—
	Option acceleration	—	779,743
Timothy P.V. Mammen	Salary	270,000	—
	Option acceleration	—	900,482
Angelo P. Lopresti	Salary	270,000	—
	Option acceleration	—	900,842
George H. BuAbbud	Salary	240,000	—
	Option acceleration	—	900,842

(1)	Option acceleration value is calculated using the aggregate difference between the exercise prices and the last reported closing sale price of our common stock prior to December 31, 2007 if the Compensation Committee determines to accelerate the vesting of stock options unvested at December 31, 2007 upon a change in control.

INFORMATION ABOUT COMMON STOCK OWNERSHIP

The following table provides information about the beneficial ownership of our common stock as of March 31, 2008 by:

•	each person or entity known by us to own beneficially more than five percent of our common stock;

•	each of the Named Executive Officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

In accordance with SEC rules, beneficial ownership includes any shares for which a person or entity has sole or shared voting power or investment power and any shares for which the person or entity has the right to acquire beneficial ownership within 60 days after March 31, 2008 through the exercise of any option, warrant or otherwise. Except as noted below, we believe that the persons named in the table have sole voting and investment power with respect to the shares of common stock set forth opposite their names. Percentage of beneficial ownership is based on 44,206,335 shares of common stock outstanding as of March 31, 2008. All shares included in the “Right to Acquire” column represent shares subject to outstanding stock options that are exercisable within 60 days after March 31, 2008. The address of our executive officers and directors and IP Fibre Devices (UK) Ltd. is in care of IPG Photonics Corporation, 50 Old Webster Road, Oxford, Massachusetts 01540.

5% Stockholders, Directors	Shares Beneficially Owned
and Executive Officers	Outstanding	Right to Acquire	Total	Percent

Valentin P. Gapontsev(1)	19,699,243	—	19,699,243	44.6%
IP Fibre Devices (UK) Ltd.	8,004,002	—	8,004,002	18.1%
TA Associates Funds(2)	2,240,898	—	2,240,898	5.1%
Denis Gapontsev(3)	1,606,666	73,791	1,680,457	3.8%
Robert A. Blair	204,998	6,666	211,664	*
John H. Dalton	218,956	11,666	230,622	*
Igor Samartsev(4)	333,333	28,963	362,296	*
Eugene Shcherbakov(5)	189,994	26,666	216,660	*
Timothy P.V. Mammen	183,950	66,666	250,618	*
Angelo P. Lopresti	134,706	82,212	216,918	*
William F. Krupke	90,000	11,666	101,666	*
Michael C. Child(6)	2,240,898	78,334	2,319,232	5.2%
George H. BuAbbud	20,000	213,333	233,333	*
Alexander Ovtchinnikov	96,844	63,156	160,000	*
William S. Shiner	12,250	6,667	19,317	*
Henry E. Gauthier	5,000	5,000	10,000	*
William S. Hurley	5,000	10,000	15,600	*
All executive officers and directors as a group (15 persons)	25,042,238	684,788	25,727,026	57.3%

*	Less than 1.0%.
(1)	Includes shares beneficially owned by IP Fibre Devices (UK) Ltd. (“IPFD”), of which Dr. Valentin Gapontsev is the managing director. Dr. Valentin Gapontsev has voting and investment power with respect to the shares held of record by IPFD and is the father of Dr. Denis Gapontsev. Dr. Valentin Gapontsev has a 53% economic interest in IPFD.
(2)	Amounts shown reflect the aggregate number of shares of common stock held by TA IX L.P. (1,151,817 shares), TA/Atlantic and Pacific IV L.P. (498,045 shares), TA/Advent VIII L.P. (537,814 shares), TA Executives Fund LLC (19,439 shares), and TA Investors LLC (33,783 shares) (collectively, the “TA Associates Funds”). Each such entity has sole voting and investment power with respect to the shares that it holds. Voting and investment power with respect to such shares is vested in a four-person investment committee consisting of the following employees of TA Associates, Inc.: Messrs. Michael C. Child, Jonathan M. Goldstein, C. Kevin Landry and Kenneth T. Schiciano. Mr. Child is a Managing Director of TA Associates, Inc., the manager of the general partner of TA IX L.P. and TA/Advent VIII L.P.; the manager of TA Investors LLC and TA Executives Fund LLC; and the general partner of the general partner of TA/Atlantic and Pacific IV L.P. Mr. Child has been a member of our Board of Directors since November 2000. See note 6 below. The address of the TA Associates Funds is in care of TA Associates, Inc., 200 Clarendon Street, 56th Floor, Boston, Massachusetts 02116.
(3)	Does not include shares held by IPFD. Dr. Denis Gapontsev has a 15% economic interest in IPFD but does not possess voting or investment power with respect to such interest.
(4)	Does not include shares held by IPFD. Mr. Samartsev has an 8% economic interest in IPFD but does not possess voting or investment power with respect to such interest.
(5)	Does not include shares held by IPFD. Dr. Shcherbakov has an 8% economic interest in IPFD but does not possess voting or investment power with respect to such interest.
(6)	Includes shares beneficially owned by the TA Associates Funds. Mr. Child is a managing director of TA Associates, Inc. Mr. Child is a member of TA Investors LLC, has a direct pecuniary interest in 8,800 of the 33,783 shares held by TA Investors LLC, and may be deemed to have an indirect pecuniary interest in the remaining shares held by TA Investors LLC. Mr. Child disclaims beneficial ownership of all other shares beneficially owned by the TA Associates Funds. See Note 2.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with IP Fibre Devices

We sublease office space in London, England from IPFD and reimburse IPFD for general and administrative expenses. We paid IPFD $116,000 in 2007 relating to the sublease. Dr. Valentin P. Gapontsev, Dr. Denis Gapontsev, our Vice President, Research and Development, Dr. Eugene Shcherbakov, a member of our Board of Directors and Managing Director of IPG Laser, and Igor Samartsev, a member of our Board of Directors and Acting General Manager of NTO IRE-Polus, own 53%, 15%, 8% and 8%, respectively, of IPFD, which owns 8,004,002 shares of our common stock, which represents approximately 18% of our outstanding common stock. IPFD is a limited company organized under the laws of the United Kingdom. Its primary purpose is to hold financial and other assets and it does not engage in any business that is competitive to ours.

Transactions with NTO IRE-Polus

We own 58.6% of NTO IRE-Polus, our Russian subsidiary. Dr. Valentin P. Gapontsev and Igor Samartsev own 26.7% and 4.9%, respectively, of NTO IRE-Polus. The remaining 9.8% of NTO IRE-Polus is owned by certain of NTO IRE-Polus’s other current and former employees and unaffiliated third parties. NTO IRE-Polus provides us with low-cost contract manufacturing capacity and sells products to customers in Russia and neighboring countries. We acquired our majority ownership interest directly from NTO IRE-Polus in 2001. At such time, we agreed to invest up to $5.0 million in NTO IRE-Polus, subject to our approval of the business plan of NTO IRE-Polus. We have invested the full $5.0 million as of March 2007. This investment did not increase our equity interest in NTO IRE-Polus. The investment has been used solely for equipment purchases and the development of additional manufacturing capacity. All profits earned by NTO IRE-Polus to date have been re-invested in NTO IRE-Polus and there have been no distributions to stockholders of NTO IRE-Polus since we purchased our majority interest. The charter of NTO IRE-Polus provides that the stockholders of NTO IRE-Polus may each quarter, once a half-year, or once a year approve net profit distributions to the stockholders in proportion to their shares in NTO IRE-Polus’s authorized capital.

In the ordinary course of business, we sell components to NTO IRE-Polus. NTO IRE-Polus also sells us components, tools and equipment that we use in our production and testing. Sales by us to NTO IRE-Polus were approximately $12.1 million in 2007, and sales by NTO IRE-Polus to us were approximately $15.8 million in 2007.

In 2007, we guaranteed a Euro 3.0 million line of credit to NTO IRE-Polus from Duetsche Bank AG. We also guarantee the lines of credit to our other subsidiaries. Dr. Valentin P. Gapontsev and Mr. Samartsev agreed to reimburse the Company a pro rata portion of amounts paid by the Company under the guarantee based upon their proportionate ownership interests in NTO IRE-Polus.

Dr. Valentin P. Gapontsev’s significant ownership interest in this entity creates the possibility of a conflict of interest since, by having an ownership interest in both our company and NTO IRE-Polus, his economic interests may be affected by transactions between the two entities. To address potential or perceived conflicts of interest, we have implemented the following procedures:

•	we have adopted a policy that the Audit Committee of our Board of Directors will review and approve any distributions and dividends to stockholders of NTO IRE-Polus;

•	in accordance with the applicable rules of the Nasdaq Global Market, we conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis and all such transactions must be approved by our audit committee;

•	Dr. Valentin P. Gapontsev and Mr. Samartsev granted a proxy to us to vote their shares with respect to NTO IRE-Polus, giving us the ability to vote 90.2% of the total shares of NTO IRE-Polus. We therefore have sufficient votes to elect the general manager of NTO IRE-Polus and approve other changes that require the approval of 66 2/3% of NTO IRE-Polus’s stockholders; and

•	Dr. Valentin P. Gapontsev and Mr. Samartsev granted a right of first refusal to us with respect to any sale of their shares of NTO IRE-Polus to existing stockholders of NTO IRE-Polus. Pursuant to the right of first refusal, we may purchase these shares at a price equal to the lesser of the per-share fair value or book value of NTO IRE-Polus as of June 30, 2006. The charter documents of NTO IRE-Polus and applicable Russian law also provide that existing stockholders, including us, have a right of first refusal up to their respective pro rata interests with respect to transfers of shares of NTO IRE-Polus to third parties.

Compensation of Dr. Denis Gapontsev

Dr. Denis Gapontsev has served as our Vice President, Research and Development since August 2000. Dr. Denis Gapontsev is the son of Dr. Valentin P. Gapontsev, our Chief Executive Officer. The Compensation Committee approves compensation of all executive officers, including that of Dr. Denis Gapontsev. The Nominating and Corporate Governance Committee also has reviewed and approved Dr. Denis Gapontsev’s compensation. Compensation earned in 2007 by Dr. Denis Gapontsev included $240,000 in salary, $72,965 in non-equity incentive plan compensation and $403 in other compensation.

Reliant Technologies

Mr. Gauthier is a non-employee member of the Board of Directors of Reliant Technologies, Inc., one of our customers. Our total sales in 2007 to Reliant Technologies were $10.3 million.

Transactions with International Gull Corporation

International Gull Corporation provides consulting services to us, including assistance in opening and managing our operations in India, and acts as a sales representative for us in India. Consulting fees, commissions and health insurance reimbursement amounts paid to International Gull totaled $223,000 in 2007. Verghese Mammen, the owner of International Gull, is the father of Timothy P.V. Mammen, our Chief Financial Officer. Timothy P.V. Mammen has no economic interest in International Gull. Verghese Mammen also serves as a director of our Indian subsidiary, for which he receives no additional compensation.

Series B Preferred Stockholders

In 2000, we sold 3,800,000 shares of our series B preferred stock and warrants to purchase common stock to a group of investors for a total purchase price of $95.0 million. Of these investors, the TA Associates Funds purchased an aggregate of 2,000,000 shares of our series B preferred stock and related warrants for a total purchase price of $50.0 million. Michael C. Child, one of our directors, is a managing director of TA Associates, Inc. Upon completion of our IPO in December 2006, all shares of series B preferred stock, including the 2,000,000 shares of series B preferred stock held by the TA Associates Funds, converted into 7,252,927 shares of our common stock and, pursuant to the terms of the series B preferred stock, as amended, we issued to the holders of the series B preferred stock subordinated notes in the principal amount of $20.0 million. The TA Associates Funds holds an aggregate principal amount of $10.5 million of such notes. The interest on the subordinated notes was 4.97% for the first year that the notes are outstanding, 7% in the second year and 10% in the third year. Interest earned in 2007 on the subordinated notes owned by the TA Associates Funds was $541,000.

Stockholders Agreements

In connection with the investment in us by the holders of our series B preferred stock, including the TA Associates Funds, we entered into a stockholders agreement in August 2000 with the holders of the series B preferred stock. We agreed to indemnify the holders of our series B preferred stock, subject to exceptions, for damages, expenses or losses arising out of, based upon or by reason of any third-party or governmental claims relating to their status as a security holder, creditor, director, agent, representative or controlling person of us, or otherwise relating to their involvement with us. This covenant continues until the expiration of the applicable statute of limitations.

Registration Rights Agreement

In connection with the issuance of our series B preferred stock, we entered into a registration rights agreement in August 2000 with the holders of our series B preferred stock, including the TA Associates Funds. Pursuant to this agreement, under certain circumstances these stockholders are entitled to require us to register their shares of common stock under the U.S. federal securities laws for resale.

Policies and Procedures with Respect to Related Party Transactions

The Board adopted a related party transaction policy that requires the Company’s executive officers, directors and nominees for director to promptly notify the Corporate Secretary in writing of any transaction in which (i) the amount exceeds $100,000, (ii) the Company is, was or is proposed to be a participant and (iii) such person or such person’s immediate family members (“Related Persons”) has, had or may have a direct or indirect material interest (a “Related Person Transaction”). Subject to certain exceptions in the policy, Related Person Transactions must be brought to the attention of the Nominating and Corporate Governance Committee for an assessment of whether the transaction or proposed transaction should be permitted to proceed. In deciding whether to approve or ratify the Related Person Transaction, the Nominating and Corporate Governance Committee is required to consider all relevant facts and circumstances, including without limitation the materiality of the Related Person’s direct or indirect interest in the Related Person Transaction, the materiality of the Related Person Transaction to the Company, the impact of the Related Person Transaction on the Related Person, the impact of the Related Person Transaction on the Related Person’s independence (as determined by the Governance Guidelines and the listing standards of the Nasdaq Global Market) and the actual or apparent conflict of interest of the Related Person participating in the Related Person Transaction. If the Nominating and Corporate Governance Committee determines that the Related Person has a direct or indirect material interest in any such transaction, the Committee must review and approve, ratify or disapprove the Related Person Transaction.

Pursuant to our Governance Guidelines, we expect each of our directors to ensure that other existing and future commitments do not conflict with or materially interfere with his or her service as a director. Directors are expected to avoid any action, position or interest that conflicts with our interests or gives the appearance of a conflict. In addition, directors should inform the chairman of our Nominating and Corporate Governance Committee prior to joining the Board of another public company to ensure that any potential conflicts, excessive time demands or other issues are carefully considered.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the SEC. These directors, executive officers and 10% stockholders are also required to furnish us with copies of all Section 16(a) forms that they file. Based solely on a review of the copies of such forms received by us, and on written representations from certain reporting persons, we believe that during 2007 our directors, executive officers and 10% stockholders complied with all applicable Section 16(a) filing requirements, except Mr. Lopresti filed a Form 4 in September 2007 that contained a clerical error, which was corrected in October 2007 with the filing of an amended Form 4.

No Incorporation by Reference

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated by reference into any of our other filings with the SEC. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

2009 Annual Meeting and Nominations

Stockholders may present proposals for action at a future meeting and nominations for director if they comply with applicable SEC rules and our bylaws. If you would like us to consider including a proposal in our proxy statement or nominating a director next year, it must be received by our Secretary, at IPG Photonics Corporation, 50 Old Webster Road, Oxford, Massachusetts 01540, on or before March 12, 2009 but not earlier than February 12, 2009. Our bylaws contain additional specific requirements regarding a stockholder’s ability to nominate a director or to submit a proposal for consideration at an upcoming meeting. Our bylaws require that the notice to the Company include (i) information relating to the name, age and experience of the nominee and such other information concerning such nominee as would be required under the then-current rules of the SEC to be included in a proxy statement soliciting proxies for the election of the nominee, (ii) the nominee’s written consent to being named in the proxy statement and serving as a director, if elected and (iii) the name and address of the record holder and beneficial holder of the shares, the number of shares held of record or beneficially owned, and representations as described in our bylaws. If the Nominating and Corporate Governance Committee or the Board determines that any nomination made by a stockholder was not made in accordance with the Company’s procedures, the rules and regulations of the SEC or other applicable laws or regulations, such nomination will be void. If you would like a copy of the requirements contained in our bylaws, please contact our Secretary.

Appendix A

IPG PHOTONICS CORPORATION
2008 EMPLOYEE STOCK PURCHASE PLAN

Article I

Introduction

1.01 Purpose.  The purpose of the IPG Photonics Corporation 2008 Employee Stock Purchase Plan (the “Plan”) is to provide employees of IPG Photonics Corporation (the “Company”) with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions.

1.02 Operation.  It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Code Section 423. Accordingly, the provisions of the Plan will be construed so as to extend and limit Plan participation in a manner consistent with the requirements of Code Section 423.

Article II

Definitions

2.01 “Administrator” means the Compensation Committee of the Board or any committee designated by the Board to administer the Plan pursuant to Article VII.

2.02 “Board” means the Board of Directors of the Company.

2.03 “Change in Control” means the occurrence of any of the following events:

(a) Any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), including a “group” (as defined in Section 13(d)(3) of the Exchange Act), other than (i) the Company, (ii) any wholly-owned subsidiary of the Company, or (iii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company having fifty percent (50%) or more of the combined voting power of the then-outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business) (the “Company Voting Securities”); provided, however, that the event described in this paragraph (a) shall not be deemed to be a Change in Control by virtue of any underwriter temporarily holding securities pursuant to an offering of such securities;

(b) During any period of two consecutive years, individuals who at the beginning of any such period constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, unless the election, or the nomination for election by the stockholders of the Company, of each new director of the Company during such period was approved by a vote of at least two-thirds of the Incumbent Directors then still in office;

(c) As the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of all or substantially all of the assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then-outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction is held in the aggregate by the holders of the securities of the Company entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or

(d) The stockholders of the Company approve a plan of complete liquidation of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than fifty percent (50%) of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company that reduces the number of Company Voting Securities outstanding; provided, however, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control transaction may occur.

2.04 “Code” means the Internal Revenue Code of 1986, as amended.

2.05 “Common Stock” means the common stock of the Company.

2.06 “Company” means IPG Photonics Corporation, a Delaware Corporation.

2.07 “Compensation” means (i) the base salary and wages paid in cash to a Participant by the Participating Company, plus (ii) any pre-tax contributions made by the Participant under Code Section 401(k) or 125. “Compensation” shall exclude variable compensation (including bonuses, incentive compensation, commissions, overtime pay and shift premiums), all non-cash items, moving or relocation allowances, cost-of-living equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions or benefits received under employee benefit plans, income attributable to the exercise of stock options, and similar items.

2.08 “Employee” means any individual who is a common law employee of a Participating Company for tax purposes whose customary employment with the Participating Company is at least twenty (20) hours per week and more than five (5) months in any calendar year.

2.09 “Enrollment Date” means the first Trading Date of each Offering Period.

2.10 “Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

2.11 “Exercise Date” means the last Trading Date of each Offering Period.

2.12 “Fair Market Value” means, as of any date, the value of a share of Common Stock determined as follows:

(a) If the Common Stock is listed on any established stock exchange or a national market system, its Fair Market Value will be the closing sales price for the Common Stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) In the absence of an established market for the Common Stock, its Fair Market Value will be determined in good faith by the Administrator.

2.13 “Fiscal Year” means the 12-consecutive month period coinciding with the calendar year, which is the Company’s fiscal year.

2.14 “Offering Period” means a period with respect to which the right to purchase Common Stock may be granted under the Plan, as determined pursuant to Section 3.03.

2.15 “Parent” means a “parent corporation” whether now or hereafter existing, as defined in Code Section 424(e).

2.16 “Participant” means an Employee who elects to participate in the Plan, as provided in Section 3.04.

2.17 “Participating Company” means the Company and each Related Company that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan.

2.18 “Plan” means the IPG Photonics Corporation 2008 Employee Stock Purchase Plan, as it may be amended from time to time.

2.19 “Purchase Price” means the price at which Participants may purchase Common Stock under the Plan, as determined pursuant to Section 5.02.

2.20 “Related Company” means any Parent or Subsidiary of the Company.

2.21 “Subsidiary” means a corporation, domestic or foreign, of which not less than fifty percent (50%) of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

2.22 “Trading Day” means a day on which the U.S. national stock exchanges and the Nasdaq System are open for trading.

Article III

Eligibility and Participation

3.01 Eligibility.  Each Employee who has completed six (6) or more months of continuous service with a Participating Company on an Enrollment Date of an Offering Period shall be eligible to participate in such Offering Period, subject to the requirements of Section 3.04.

3.02 Limitations.  Notwithstanding any provisions of the Plan to the contrary, no Employee will be granted an option to purchase shares of Company Stock under the Plan (a) to the extent that, immediately after the grant, such Employee would own capital stock of the Company or any Related Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Related Company (for purposes of this subsection, the rules of Code Section 424(d) shall apply in determining stock ownership of any Employee), or (b) to the extent that such Employee’s rights to purchase stock under all employee stock purchase plans (as defined in Code Section 423) of the Company or any Related Company accrues at a rate which exceeds $25,000 of Fair Market Value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

3.03 Offering Periods.  The Offering Periods shall consist of six (6) month periods commencing on the first Trading Day on or after January 1 and July 1 of each year; provided, however, that the first Offering Period under the Plan shall commence and end on the Trading Days selected by the Administrator consistent with Code Section 423. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

3.04 Participation.  An Employee may become a Participant in the Plan by (i) submitting to the Administrator (or its designee), on or before a dated prescribed by the Administrator prior to an applicable Enrollment Date, a properly completed authorization for payroll deductions in the form provided by the Administrator for such purposes or (ii) following an electronic or other enrollment procedure prescribed by the Administrator.

Article IV

Payroll Deductions

4.01 Amount of Deduction.  At the time a Participant enrolls in the Plan pursuant to Section 3.04, he or she will elect payroll deductions of any whole percentage not exceeding ten percent (10%) of such Participant’s Compensation for each pay period during an Offering Period. Payroll deductions authorized by a Participant will commence on the first payday following the Enrollment Date. A Participant’s election shall remain in effect for successive Offering Periods unless modified or suspended by the Participant in accordance with procedures established by the Administrator or terminated as provided in Section 4.07.

4.02 Participant’s Account.  All payroll deductions made for a Participant will be credited to an account established for such Participant under the Plan. Except as expressly provided herein, a Participant may not make any additional payments into such account.

4.03 Changes in Payroll Deductions.  Once enrolled for an Offering Period, a Participant may not change his or her payroll deduction election for that Offering Period.

4.04 Administrator’s Power to Suspend Deductions.  Notwithstanding the foregoing, to the extent necessary to comply with Code Section 423(b)(8) and Section 3.02, a Participant’s payroll deductions may be decreased at any time during an Offering Period. Subject to Code Section 423(b)(8) and Section 3.02 hereof, payroll deductions will recommence at the rate elected by the Participant immediately prior to the suspension, effective as of the Enrollment Date of the first Offering Period in which the Participant’s payroll deductions will comply with Code Section 423(b)(8) and Section 3.02, unless terminated as provided in Section 4.07.

4.05 Interest.  No interest will accrue on the payroll deductions of a Participant in the Plan.

4.06 Withdrawal.  No Participant in the Plan shall be entitled to withdraw any amount from the accumulated payroll deductions in his or her account; provided, however, that a Participant’s accumulated payroll deductions shall be refunded to the Participant as and to the extent specified in Section 4.07 below.

4.07 Termination of Employment.  Notwithstanding anything in the Plan to the contrary, upon termination of a Participant’s employment with the Participating Companies for any reason, the Participant’s participation in the Plan shall terminated and the payroll deductions credited to the Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to the Participant or, in the case of the Participant’s death, to the Participant’s designated beneficiary.

Article V

Option Grants and Exercise

5.01 Grant of Option.  On an Enrollment Date of each Offering Period, each Participant shall be deemed to have been granted an option to purchase on the Exercise Date of the Offering Period a number of shares of Common Stock determined by dividing the Participant’s accumulated payroll deductions as of the Exercise Date by the Purchase Price.

5.02 Purchase Price.  The applicable Purchase Price shall be an amount equal to the lower of (a) eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Enrollment Date or (b) eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Exercise Date; provided, however, that the Purchase Price may be adjusted by the Administrator pursuant to Article VIII.

5.03 Limitation.  Except as otherwise provided by the Administrator, the maximum number of shares of Common Stock that a Participant may purchase with respect to any Offering Period is the number of shares determined by dividing $12,500 by the Fair Market Value of a share of Common Stock on the Enrollment Date.

5.04 Option Exercise.  Except as provided in Section 4.07, a Participant’s option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to an option will be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in the Participant’s account. During a Participant’s lifetime, the Participant’s option to purchase shares hereunder is exercisable only by him or her.

5.05 Fractional Shares.  No fractional shares of Common Stock will be purchased; any payroll deductions accumulated in a Participant’s account that are not sufficient to purchase a full share of Common Stock will be retained in the Participant’s account for the subsequent Offering Period.

5.06 Purchase Reductions.  Notwithstanding anything herein to the contrary, the Administrator shall have the discretion to reduce the number of shares of Common Stock to be purchased by Participants with respect to an Offering Period and to allocate such reduced number of shares among Participants in such Offering Period, so long as such reduction and allocation is done in a manner consistent with Code Section 423. Any payroll deductions not applied to the purchase of shares of Common Stock shall be promptly refunded to Participants after the Exercise Date of the Offering Period to which such reduction applies.

5.07 Delivery.  After each Exercise Date on which a purchase of shares of Common Stock occurs, shares purchased upon exercise of the Participant’s option shall be held in such Participant’s account. As soon as administratively practicable after the Participant’s request, the Company will distribute to such Participant, as appropriate, the shares in each Participant’s account in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant’s account.

5.08 Interest.  No interest will be paid or allowed on any money paid into the Plan or credited to the account of distributed to any Participant.

Article VI

Common Stock

6.01 Available Shares.  Subject to Section 9.05, the maximum number of shares of Common Stock that will be made available for sale under the Plan will be 400,000 shares of Common Stock, plus an annual increase, if any, to be added on the first day of each Fiscal Year so that the total number of shares of Common Stock available shall equal to the greater of (i) the number of shares of Common Stock available under the Plan as of the last day of the immediately preceding Fiscal Year and (ii) the lesser of (A) 400,000 shares of Common Stock and (B) seventy-five hundredths of one percent (0.75%) of the outstanding shares of Common Stock on the last day of the immediately preceding Fiscal Year.

6.02 Registration.  Shares of Common Stock purchased by a Participant under the Plan will be registered in the name of the Participant or, to the extent required or if the Participant so directs by written notice to the Administrator prior to the Exercise Date, in the name of the Participant and his or her spouse.

Article VII

Administration

7.01 Administration.  The Administrator shall administer the Plan. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary for administration of the Plan (including, without limitation, to adopt such rules, procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by Employees who are foreign nationals or employed outside of the United States). Every finding, decision and determination made by the Administrator shall, to the fullest extent permitted by law, be final and binding upon all parties.

7.02 Delegation.  The Administrator, in its sole discretion and on such terms and conditions as it may provide, may delegate to one or more individuals all or any part of its authority and powers under the Plan.

7.03 Rules Governing the Administration of the Committee.  The Board may from time to time appoint members of a committee to serve as the Administrator of the Plan. Such committee may select one of its members as its chairperson, shall hold meetings at such times and places as it shall deem advisable, and may hold telephonic meetings. All determinations of the committee shall be made by a majority of its members. A decision or determination reduced to writing and signed by a majority of the members of the committee shall be fully effective as if it had been made by a majority vote at a meeting duly called and held. The committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

Article VIII

Amendment and Termination

8.01 Amendment or Termination.  The Board may at any time and for any reason suspend, terminate or amend the Plan; provided, however, that the Board shall not, without the approval of the stockholders of the Company, alter (a) the aggregate number of shares of Common Stock that may be issued under the Plan (except pursuant to Section 9.05), or (b) the class of Employees eligible to receive options under the Plan, other than to designate Participating Companies; and provided, further, that, subject to Section 8.02, no termination, modification, or amendment of the Plan may, without the consent of an Employee then having an option under the Plan to purchase shares of Common Stock, adversely affect the rights of such Employee under such option. In addition, and notwithstanding anything contained herein to the contrary, to the extent necessary under Code Section 423 (or any successor rule or provision or any applicable law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as required.

8.02 Administrator Authority.  Without stockholder consent, the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan, in each case so long as any such action is consistent with Code Section 423. None of the foregoing actions shall be considered to have adversely affected any right of any Participant.

8.03 Accounting Treatment.  In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(a) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(b) shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of such action;

(c) reducing the maximum percentage of Compensation a Participant may elect to set aside as payroll deductions;

(d) reducing the maximum number of Shares a Participants may purchase during any Offering Period; and

(e) allocating shares of Common Stock to Participant’s pursuant to Section 5.06.

None of the foregoing actions shall require stockholder approval or shall be considered to have adversely affected any right of any Participant.

Article IX

Miscellaneous

9.01 Transferability.  Neither payroll deductions credited to a Participant’s account nor any option or other rights with regard to the exercise of an option to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant other than by will, the laws of descent and distribution, or as provided in Section 9.04.

9.02 Use of Funds.  The Company may use all payroll deductions received or held by the Company under the Plan for any corporate purpose, and the Company will not be obligated to segregate such payroll deductions. Until shares of Common Stock are issued under the Plan (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will only have the rights of an unsecured creditor with respect to such shares.

9.03 Reports.  Individual accounts will be maintained for each Participant. Statements of account will be given to Participants at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

9.04 Designation of Beneficiary.

(a) A Participant may designate a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such Participant of such shares and cash. In addition, a Participant may designate a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.

(b) The Participant may change such designation of beneficiary at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such shares and/or cash to the Participant’s estate.

(c) All beneficiary designations under this Section 9.04 will be made in such form and manner as the Administrator may prescribe from time to time.

9.05 Adjustment upon Changes in Capitalization; Change in Control.

(a) Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Company Stock such that adjustment is appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Administrator shall adjust the shares of Common Stock to preserve the benefits or potential benefits under the Plan. Action by the Administrator may include adjustment of: (i) the number and class of Common Stock that may be delivered under the Plan, (ii) the Purchase Price per share, (iii) the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, and (iv) the numerical limits of Section 6.01.

(b) Change in Control.  In the event of a Change in Control, any Offering Period then in progress will be shortened by setting a new Exercise Date (the “New Exercise Date”) on the date of the Change in Control and will terminate on such date, unless provided otherwise by the Administrator. The Administrator will notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date.

9.06 Notices.  All notices or other communications by a Participant to the Company or the Administrator under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company or Administrator at the location, or by the person, designated by the Company or Administrator for the receipt thereof.

9.07 Conditions Upon Issuance of Shares.

(a) Shares of Common Stock will not be issued with respect to an option under the Plan unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder, the Exchange Act, and the requirements of any stock exchange upon which the shares may then be listed, and will further be subject to the approval of counsel for the Company with respect to such compliance. If, on the Exercise Date of any Offering Period, as delayed to the maximum extent permissible, the shares of Common Stock have not yet been issued, all payroll deductions accumulated during the Offering Period (reduced to the extent, if any, such deductions have been used to acquire shares of Common Stock) shall be distributed to Participants, without interest.

(b) As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

9.08 Covenants of the Company.  The Company shall seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of Common stock upon exercise. If, after commercially reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell shares of Common Stock upon exercise unless and until such authority is obtained.

9.09 Effective Date.  The Plan shall become effective as of its adoption of by the Board, subject to approval by the holders of a majority of the shares of Common Stock, and shall continue in effect until the earliest the date that (a) the shares of Common Stock reserved for issuance have been depleted, (b) the Plan is terminated under Article VIII, and (c) is the tenth anniversary of the Effective Date.

9.10 No Employment Rights.  The Plan does not, directly or indirectly, create in any person any right with respect to employment or continuation of employment by the Company or any Related Company, and it shall not be deemed to interfere in any way with the Company’s or any Related Company’s right to terminate, or otherwise modify, any Employee’s employment at any time.

9.11 Governing Law.  The law of the State of Delaware will govern all matters relating to this Plan except to the extent superseded by the federal laws of the United States.

C123456789

	000004	000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 10, 2008.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the second website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors — The following directors have	01 — Valentin P. Gapontsev, Ph.D.	02 — Eugene Shcherbakov, Ph.D.	03 — Igor Samartsev

been nominated for election for a one-year term.	04 — Robert A. Blair	05 — Michael C. Child	06 — John H. Dalton	+

	07 — Henry E. Gauthier	08 — William S. Hurley	09 — William F. Krupke, Ph.D.

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06	07	08	09

☐	For All EXCEPT — To withhold a vote for one or more nominees, mark	☐	☐	☐	☐	☐	☐	☐	☐	☐
the box to the left and the corresponding numbered box(es) to the right.

	For	Against	Abstain

2. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of IPG Photonics Corporation for 2008.	☐	☐	☐

3. To approve the 2008 Employee Stock Purchase Plan.	☐	☐	☐

The undersigned hereby appoints Dr. Valentin P. Gapontsev as proxy, with full power of substitution, to represent and vote as designated above all the shares of Common Stock of IPG Photonics Corporation held of record by the undersigned on April 14, 2008, at the annual meeting of stockholders to be held at IPG Photonics Corporation at 50 Old Webster Road, Oxford, Massachusetts 01540, on June 10, 2008, at 10:00 a.m. local time, or any adjournment or postponement thereof.

Non-Voting Items Change of Address — Please print new address below.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	C 1234567890 1 U P X	J N T 0 1 3 0 2 1 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

®

Proxy — IPG Photonics Corporation

Notice of 2008 Annual Meeting of Stockholders
Proxy Solicited by Board of Directors for Annual Meeting — June 10, 2008
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side.)